Exhibit 2.1

PROJECT PULPO

PURCHASE AND SALE AGREEMENT

Seller: Shell Offshore Inc.	Buyer: Talos Ocho Energy LLC and RE Fund V Holdco II Infrastructure, LLC

Na Kika and Coulomb

Mississippi Canyon, Outer Continental Shelf, U.S. Gulf of America

Effective Time: July 1, 2025

Execution Date: June 30, 2026

APPENDIXES, SCHEDULES, AND EXHIBITS

APPENDIXES

Appendix A	Definitions
Appendix B	Third-Party Claims

SCHEDULES

Schedule A-1	Leases
Schedule A-2	Contracts
Schedule A-3	Wells
Schedule A-4	Facilities
Schedule A-5	Excluded Properties
Schedule A-6	Permitted Encumbrances
Schedule EC	Excluded Contracts
Schedule PE	Prepaid Expenses
Schedule SOA	STUSCO Offtake Agreements
Schedule 1.3.1(a)	C3 Well
Schedule 1.5	Allocated Values
Schedule 2.3.6	Claims
Schedule 2.3.7	Material Breach of Material Contracts
Schedule 2.3.8	Transfer Restrictions
Schedule 2.3.11	Environmental Matters
Schedule 2.3.15	Capital Commitments
Schedule 2.3.17	Imbalances

Schedule 2.3.22	Payments for Production
Schedule 2.3.23	Security Arrangements
Schedule 2.3.24	Energy Regulatory Matters
Schedule 2.3.25	Facilities
Schedule 2.5(a)	Buyer’s Knowledge
Schedule 2.5(b)	Seller’s Knowledge
Schedule 3.2(a)	Interim Period Exceptions
Schedule 3.5	Records
Schedule 11.20	Post-Closing Cooperation

EXHIBITS

Exhibit A	Form of Assignment
Exhibit B	Form of Closing Statement
Exhibit C	Form of Decommissioning Security Agreement
Exhibit D	Form of Guaranty
Exhibit E	Form of Nonforeign Status Certificate
Exhibit F	Form of Closing Certificate

Appendixes, Schedules, and Exhibits

Exhibit G-1	Form of Preferential Right Notice
Exhibit G-2	Form of Consent Notice
Exhibit G-3	Form of Marketing Notice
Exhibit G-4	Form of Assignment Notice (Properties)
Exhibit G-5	Form of Indemnity Claim Notice
Exhibit G-6	Form of Interim Period Request Notice
Exhibit G-7	Form of Schedule Update Notice
Exhibit G-8	Form of Final Settlement Dispute Notice
Exhibit H	Form of Production Handling Agreement
Exhibit I	Form of 2.5% ORRI Agreement
Exhibit J-1	WTI Price Adjustment
Exhibit J-2	Bonus Payment

Appendixes, Schedules, and Exhibits

ARTICLE 1. PURCHASE AND SALE		1

1.1	Purchase and Sale	1
1.2	Deposit	1
1.3	Base Purchase Price Adjustments	1
1.4	Revenues and Expenses	3
1.5	Allocated Values	4

ARTICLE 2. REPRESENTATIONS		4

2.1	NATURE OF REPRESENTATIONS	4
2.2	Buyer Representations	4
2.3	Seller Representations	8
2.4	DISCLAIMERS	13
2.5	Scope of Representations	15
2.6	Disclosure Schedules	15

ARTICLE 3. INTERIM PERIOD OBLIGATIONS		17

3.1	Interim Period Restrictions	17
3.2	Interim Period Exceptions	18
3.3	Interim Period Request Notices	18
3.4	Non-Operated Property	19
3.5	Records	19
3.6	Interim Period Transfer Restrictions	19
3.7	Interim Period Regulatory Matters	20
3.8	Casualty Losses and Condemnation	21
3.9	Closing Preparation	22
3.10	Cooperation	23

ARTICLE 4. PRE-CLOSING TIME REMEDIES		26

4.1	Seller Termination Rights	26
4.2	Buyer Termination Rights	27
4.3	Exercise of Termination Rights	27
4.4	Effect of Termination	27
4.5	Specific Performance	28

ARTICLE 5. CLOSING		29

5.1	Closing Conditions	29
5.2	Seller Conditions	29
5.3	Buyer Conditions	30
5.4	Closing	31
5.5	Closing Logistics	32
5.6	Effects of Closing	33

ARTICLE 6. POST-CLOSING TIME OBLIGATIONS		34

6.1	Assumed and Retained Obligations	34
6.2	Assignment Documents	34
6.3	Notice Letters	34
6.4	Security Arrangements	34
6.5	Post-Closing Time Transfer Restrictions	35
6.6	Final Settlement Process	35
6.7	Transition Matters	37
6.8	Bonus Payments	38
6.9	PHA Contingent Payment	38
6.10	Further Actions	39

ARTICLE 7. POST-CLOSING TIME REMEDIES		39

7.1	EXCLUSIVE REMEDY	39
7.2	Buyer Indemnity	39
7.3	Seller Indemnity	39
7.4	Seller Indemnity Limits	39
7.6	Claim Notice	41
7.7	Defense	41
7.8	Specific Performance	42
7.9	Waiver of Right to Rescission	42
7.10	WAIVERS OF CONSUMER RIGHTS	42
7.11	No Recourse Against Third Parties	42
7.12	Third Party Beneficiaries	42

ARTICLE 8. DISPUTE RESOLUTION		43

8.1	Agreement Dispute Resolution	43
8.2	Final Settlement Dispute or Casualty Loss Dispute Resolution	43

ARTICLE 9. TAXES		44

9.1	Asset Taxes	44
9.2	Other Taxes	45
9.3	Reimbursement	45
9.4	Reporting	45

ARTICLE 10. ACKNOWLEDGMENTS		46

10.1	Negotiations	46
10.2	Deposit	47
10.3	Negotiated Amounts	47
10.4	Negotiated Deadlines and Dates	47
10.5	Notices	47
10.6	Materiality	47
10.7	Allocated Values	48
10.8	Governmental Approvals	48
10.9	Fair Notice and Express Negligence	48
10.10	Money Damages	48

10.11	NORM	48
10.12	Insurance Matters	48
10.13	Effect of Acknowledgments	49

ARTICLE 11. MISCELLANEOUS		49

11.1	Attachments	49
11.2	Interpretation	49
11.3	Certain Usages	49
11.4	Dates and Times	50
11.5	Deadlines	51
11.6	Notices	51
11.7	Confidentiality	52
11.8	Public Announcements	53
11.9	Transaction Expenses	53
11.10	Payment Method	54
11.11	Survival	54
11.12	Incorporation	54
11.13	Fully Integrated Agreement	54
11.14	Amendment	54
11.15	Conflicts	54
11.16	Transfer	54
11.17	Successors and Assignees	55
11.18	Severability	55
11.19	Waivers	55
11.20	Post-Closing Cooperation	55
11.21	Counterparts	55
11.22	Several Liability	55

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), executed on June 30, 2026 (“Execution Date”), is between Shell Offshore Inc., a Delaware corporation (“Seller”), on the one hand, and Talos Ocho Energy LLC, a Delaware limited liability company (“Talos”), and RE Fund V Holdco II Infrastructure, LLC, a Delaware limited liability company (“Ridgewood”, and together with Talos, “Buyer”), on the other hand. Seller and Buyer are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

Except for those terms defined in the introductory paragraph or in Article 1 (Purchase and Sale), each capitalized term in this Agreement is defined in Appendix A (Definitions). Certain matters regarding the interpretation of this Agreement are set out in Article 11 (Miscellaneous).

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE

1.1

Purchase and Sale. Subject to all terms in this Agreement, (i) Seller shall transfer the Properties to Buyer, (ii) Buyer shall accept the Properties, (iii) Buyer shall cause $1,700,000,000 (“Base Purchase Price”), as adjusted in accordance with Section 1.3 (Base Purchase Price Adjustments), to be paid to Seller, and (iv) Buyer and Seller shall execute the 2.5% ORRI Agreement pursuant to Section 5.4.1(g), in each case, in accordance with each Buyer’s Allocated Share. The Properties do not include any right, title, or interest in and to the Excluded Properties.

1.2

Deposit. On the Execution Date, each Buyer shall cause an interest-bearing deposit of their respective share of five per cent (5%) of the Base Purchase Price (together with all interest and other income accrued thereon, “Deposit”) to be paid to the Escrow Agent, each pursuant to their respective Escrow Agreement, which shall be held in accordance with this Agreement and the terms of the Escrow Agreement. Buyers shall each be responsible for paying all fees, costs and expenses of the Escrow Agent under their respective Escrow Agreements. For the avoidance of doubt, and as set forth in the terms of each Escrow Agreement, neither Seller nor Buyer shall be responsible for paying any interest on the corpus of the Deposit independently of each Escrow Agreement.

1.3

Base Purchase Price Adjustments. All adjustments to the Base Purchase Price will be made (i) without duplication (that is, without counting the same dollar twice) in this Agreement or otherwise, (ii) without including any Excluded Expenses, and (iii) in accordance with GAAP as consistently applied by Seller in accounting for the Properties.

Purchase and Sale Agreement

1.3.1 Increases. To determine the Closing Purchase Price, the Base Purchase Price will be increased by the following amounts:

(a) all Property Expenses that are incurred during the Post-Effective Time Period and that any Seller Person has paid on behalf of Seller or Buyer (or otherwise economically borne), whether or not billed under applicable operating agreements or borne directly by Seller, and all prepaid expenses, which prepaid expenses are set forth on Schedule PE (Prepaid Expenses);

(b) all Asset Taxes allocated to Buyer under Section 9.1 (Asset Taxes) and that any Seller Person has paid (or otherwise economically borne);

(c) $250,000 for each month between the Effective Time and the Closing Time, prorated for any partial month, for Seller’s overhead expenses associated with ownership of the Properties;

(d) Imbalances as of the Effective Time (if in Seller’s favor);

(e) the value of all Inventory as of the Effective Time, such value shall be the actual price received for such Inventory upon the first sale thereof or, absent a sale, then such value shall be the actual realized sales price for Seller’s share of similar Inventory in the last full month preceding the Effective Time and upon the quantity as gauged or measured by the operator of the affected Property, in each case net of royalties and severance Taxes whether or not paid;

(f) the amount (if positive) determined in accordance with Exhibit J-1;

(g) the amount determined in accordance with the last sentence in Section 3.10.2(b); and

(h) any other increase to the Base Purchase Price set out in this Agreement.

Notwithstanding anything to the contrary in this Section 1.3.1, the Base Purchase Price shall not be increased pursuant to Section 1.3.1(a) by any amounts attributable to (1) the costs and expenses incurred by Seller and described on Schedule 1.3.1(a) or (2) any obligation or Losses incurred by Seller with respect to the Properties to the extent attributable to the following: (i) personal injury or death, property damage, torts, breach of contract, or violation of any Law, (ii) obligations with respect to Imbalances, (iii) Taxes, (iv) any Retained Obligations, (v) except with respect to Seller’s share of such liabilities related to the Na Kika Properties that are charged to Seller by the Third Party operator as a part of the customary Property Expenses related to such Properties, liabilities constituting general or administrative expenses or overhead of any Seller Person (vi) costs, fees, expenses or payments incurred by any Seller Person: (A) obtaining any Consent required in connection with the Transaction, or (B) curing or remediating any breach of this Agreement by Seller, (vii) in connection with any Casualty Loss, and (viii) Claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (vii), whether such Claims are made pursuant to contract or otherwise.

1.3.2 Decreases. To determine the Closing Purchase Price, the Base Purchase Price will be decreased by the following amounts:

(a) all Property Expenses that are attributable to the Pre-Effective Time Period and that any Buyer Person has paid on behalf of Seller or Buyer (or economically borne whether by offset, rebate, credit or otherwise against amounts owed to any Buyer Person);

(b) all revenues, proceeds, credits and refunds earned with respect to the ownership of the Properties (excluding any Excluded Restriction Properties) during the Post-Effective Time Period and for which any Seller Person has received the benefit;

(c) all Asset Taxes allocated to Seller under Section 9.1 (Asset Taxes) and that any Buyer Person has paid (or otherwise economically borne);

(d) the Allocated Values of all Excluded Restriction Properties;

(e) Imbalances as of the Effective Time (if not in Seller’s favor);

(f) the aggregate amount of any Casualty Loss, if applicable pursuant to Section 3.8.2;

(g) the amount (if negative) determined in accordance with Exhibit J-1; and

(h) any other decrease to the Base Purchase Price set out in this Agreement.

1.4	Revenues and Expenses.

(a) Entitlement. After the Closing Time, (i) Seller will remain entitled to all production of Hydrocarbons attributable to the Properties and all revenues earned with respect to the Properties, in each case, to the extent attributable to the Pre-Effective Time Period and specifically identified prior to the Cut-Off Date and (ii) Buyer will be entitled to all production of Hydrocarbons attributable to the Properties and all revenues earned with respect to the Properties, in each case, to the extent attributable to (A) the Post-Effective Time Period and (B) after the Cut-Off Date, the Pre-Effective Time Period.

(b) Property Expenses. The adjustment in Section 1.3.1(a) includes any Property Expenses incurred by any Seller Person during the Pre-Effective Time Period but that are attributable to the Post-Effective Time Period (including annual rentals, pre-paid bonuses, cash calls, advances to operators, long-lead items, and pre-paid Taxes), and any of the foregoing that are prepaid expenses must be listed on Schedule PE (Prepaid Expenses) to be included in such adjustment. If any Property Expense is paid periodically, that Property Expense will be prorated based on the number of days in the applicable period falling before and after the Effective Time.

(c) Net Revenues. The adjustment in Section 1.3.2(b) is limited to Seller’s share of those revenues, proceeds, credits and refunds, as applicable, and will reflect applicable deductions for the following kinds of costs: (a) to the extent actually paid by Seller, any royalties, overriding royalties, oil marketing and transportation costs, and other post-production costs allocable to the oil produced from the Properties, and (b) any severance Taxes, sales Taxes, or other similar Taxes actually paid by Seller with respect to the Post-Effective Time Period and not reimbursed directly or indirectly, whether by offset, rebate, credit or otherwise, to Seller.

(d) Production Allocation. For purposes of allocating production of Hydrocarbons (and all revenues attributable to that production of Hydrocarbons), (i) liquid Hydrocarbons are deemed “attributable to” the Properties when those Hydrocarbons pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run (or if there are no storage facilities, when those Hydrocarbons pass through LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field), and (ii) gaseous Hydrocarbons are deemed “attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which those Hydrocarbons are transported.

1.5	Allocated Values. The Base Purchase Price will be allocated among the Properties as set out in Schedule 1.5 (Allocated Values).

1.6

Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as are required to be withheld and paid over to an applicable Governmental Authority under the Tax Code or any applicable provision of Tax Law; provided, however, that Buyer will use commercially reasonable efforts to provide at least five (5) Business Days’ prior written notice to Seller if Buyer intends to withhold any amounts under this Section 1.6 (other than any such withholding required as a result of the failure of Seller to deliver at Closing the certificates required to be delivered under Section 5.4.4 (Nonforeign Status Certificate)), and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made.

ARTICLE 2.

REPRESENTATIONS

2.1

NATURE OF REPRESENTATIONS. The representations in this Article 2 (Representations) are contractual in nature only and exclusively subject to the Remedies set out in Article 4 (Pre-Closing Time Remedies) and Article 7 (Post-Closing Time Remedies).

2.2

Buyer Representations. Each Buyer represents, severally and not jointly, to Seller that each representation in this Section 2.2 (Buyer Representations) is accurate as of the Execution Date, any other date expressly set forth in each representation below that refers to a date that such representation is accurate (and not, for the avoidance of doubt, is merely a date defining the time period or providing a reference point in such representation) and at the Closing Time.

2.2.1 Existence and Qualification. Each Buyer is an entity that is properly organized, validly existing, and in good standing under the Law of its state of formation or incorporation. Each Buyer is duly licensed, properly qualified, and otherwise authorized by Law to conduct its business in each jurisdiction in which the Properties are located.

2.2.2 Authorization. Each Buyer has the power and authority, has taken all necessary actions, and has received all necessary approvals under its articles of incorporation, by-laws, or governing documents, in each case, to execute, deliver, and perform this Agreement and the Transaction.

2.2.3 Valid and Binding Obligation. This Agreement constitutes (and the Closing Deliverables that Buyer is obligated to deliver will constitute) a valid and legally binding obligation and is (and will be) enforceable under its terms against each Buyer.

2.2.4 No Conflicts. Subject to compliance with any Antitrust Law, if applicable, each Buyer’s execution, delivery, and performance of this Agreement, each of the Closing Deliverables that such Buyer is obligated to deliver, and the Transaction, in each case, do not and will not (i) violate its articles of incorporation, by-laws, or governing documents, (ii) conflict with, violate, or result in the breach of any agreement to which such Buyer is a party or by which it is bound, (iii) result in the creation of any Lien, or give rise to any right of termination, cancellation, or acceleration, under any of the terms of any contract, promissory note, bond, mortgage, indenture, loan, or similar financing instrument to which such Buyer is a party or which affects such Buyer’s assets, or (iv) violate any Law.

2.2.5 No Broker’s Fees. No Buyer Group Person is a party to, or has incurred any obligation under, any agreement for any broker’s or finder’s fee, commission, or any similar compensation in connection with the Agreement or the Transaction for which any Seller Person would be responsible.

2.2.6 Governmental Approvals. To Buyer’s Knowledge, no fact or circumstance might reasonably be expected to delay, prevent, or materially hinder any Governmental Authority, if required by any Law, from unconditionally approving the Transaction without delay or modification; provided, however, that the foregoing shall not be deemed to include or apply to (a) any requirement for supplemental or additional bonding, financial assurance, or other credit support, (b) any change in Law or (c) requirements arising under any Antitrust Law.

2.2.7 No Proceedings. Neither Buyer has received written notice of any pending, or, to Buyer’s Knowledge, threatened proceeding against any Buyer Person that might reasonably be expected to delay, prevent, materially hinder, or otherwise challenge the consummation of the Transaction.

2.2.8 Consent. Except under any Antitrust Law, if applicable, and excluding any consent in any contract or agreement binding on, or included in, the Properties, or as otherwise contemplated pursuant to Section 2.2.6, there are no requirements for consents or approvals from Third Parties or other restrictions on assignment applicable to a Buyer that such Buyer is obligated to obtain or furnish in connection with such Buyer’s consummation of the Transaction.

2.2.9 No Bankruptcy. No bankruptcy, insolvency, reorganization, receivership, or similar proceeding is pending as to it, being contemplated by it, or, to Buyer’s Knowledge, threatened against it or any Buyer Person.

2.2.10 Investment Intent. Each Buyer (i) is acquiring the Properties for its own account for use in its trade or business, and not with a view toward, or for offer of resale in connection with, a distribution of any Property, within the meaning of the Securities Act, or any other Law applicable to the distribution of securities, (ii) is not an “investment company” or a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended (15 U.S.C §80a, et seq.), and (iii) qualifies as an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act.

2.2.11 CFIUS. Neither Buyer is a “foreign person” as defined in 31 C.F.R. §800.224 and the Transaction is not the subject of any pending assessment, review, investigation, or other action by the Committee on Foreign Investment in the United States, and each member agency of that committee, acting in that capacity, or the President of the United States under Section 721 of title VII of the Defense Production Act of 1950, as amended (50 U.S.C. §4565, et seq.).

2.2.12 Qualification.

(a) Each Buyer is in compliance and will remain in compliance with the financial assurance requirements of 30 CFR § 556.900.

(b) The consummation of the Transaction will not cause either Buyer to be disqualified under Law to own or operate the Properties.

2.2.13 Knowledgeable Investor.

(a) Each Buyer is an experienced and knowledgeable investor in the oil and gas business and is well-informed as to the customary practices of oil and gas producers, the risks of the oil and gas business and with respect to transactions like the Transaction specifically.

(b) Each Buyer is sophisticated in evaluating, purchasing, owning, and operating oil and gas properties and facilities and is capable of investigating, inspecting, reviewing, and evaluating independently the Properties as a prudent purchaser would deem appropriate under the circumstances. Each Buyer is not in a significantly disparate bargaining position vis-à-vis the Seller.

(c) Neither Buyer is a “consumer” within the meaning of the Louisiana Unfair Trade Practices and Consumer Protection Law (La. R.S. 51:1401 et seq.), the Texas Deceptive Trade Practices-Consumer Protection Act (Tex. Bus. & Com. Code art 17.41 et seq.), or any comparable Law.

(d) Each Buyer understands that no Person has made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of any Seller Representation.

(e) Each Buyer is able to bear the risks of the acquisition of the Properties, and assumption of the Assumed Obligations, as set out in this Agreement, and understands the risks of, and other considerations related to, a purchase of the Properties.

2.2.14 Anti-Corruption Laws. In connection with this Agreement and the transactions contemplated herein, each Buyer (i) is aware of and will comply with Anti-Corruption Laws, (ii) has not made, offered, authorized, or accepted, and will not directly or indirectly make, offer, authorize, or accept, any payment, gift, promise, or other advantage, to or for the use or benefit of any government official or any other person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws, (iii) will maintain adequate written policies and procedures to comply with applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any government official or any other person; (iv) will ensure that the transactions contemplated in this Agreement are accurately recorded and reported in its books and records; (v) will retain such books and records for the period required by applicable law or such Buyer’s own retention policies, whichever is longer; (vi) in the event such Buyer becomes aware it has breached an obligation in this paragraph, it will promptly notify Seller, subject to the preservation of legal privilege, and (vii) only such Buyer shall make payments to Seller, except with Seller’s written consent.

2.2.15 No Reliance. Except for the Seller Representations and the Seller’s Closing Certificate, in deciding to enter into this Agreement and to consummate the Transaction, neither Buyer has relied on, is relying on, or will rely on any Statement.

2.2.16 STUSCO Offtake Agreement. As of the Closing Time, the STUSCO Offtake Agreements are in full force and effect pursuant to their respective terms. The STUSCO Offtake Agreements contain the following provisions: (i) neither Buyer shall trigger any right of termination of their respective STUSCO Offtake Agreements, until, in the case of Talos, December 31, 2027, and in the case of Ridgewood, the earlier of the completion of the minimum volume commitment and May 31, 2031; and (ii) in the event that either Buyer sells, transfers or otherwise disposes of all or any portion of the Properties after the Closing Time, whether to any Affiliate of such Buyer or a Third Party, and whether by contract, operation of law or otherwise, such sale, transfer or disposition shall be made subject to the express assumption by any subsequent transferor or acquiror of the terms and conditions of the STUSCO Offtake Agreement, which shall continue in full force and effect with respect to all of the Properties after such sale transfer or disposition, and to which any subsequent transferor or acquiror shall expressly agree as a condition to the further sale, transfer or disposition of all or any portion of the Properties in any subsequent transaction.

2.3

Seller Representations. Seller represents to each Buyer that each representation in this Section 2.3 (Seller Representations) is accurate as of the Execution Date, any other date expressly set forth in each representation below that refers to a date that such representation is accurate (and not, for the avoidance of doubt, is merely a date defining the time period or providing a reference point in such representation) and at the Closing Time.

2.3.1 Existence and Qualification. Seller is an entity properly organized, validly existing, and in good standing under the Law of the State of Delaware. Seller is duly licensed, properly qualified, and otherwise authorized by Law to conduct its business in each jurisdiction in which the Properties are located.

2.3.2 Authorization. Seller has the power and authority, has taken all necessary actions, and has received all necessary approvals under its articles of incorporation, by-laws, or governing documents, in each case, to execute, deliver, and perform this Agreement and the Transaction.

2.3.3 Valid and Binding Obligation. This Agreement constitutes (and the Closing Deliverables that Seller is obligated to deliver will constitute) a valid and legally binding obligation and is (and will be) enforceable under its terms against Seller.

2.3.4 No Conflicts. Subject to compliance with any Antitrust Law, if applicable, and except for the transfer restrictions set out in Schedule 2.3.8 (Transfer Restrictions), Seller’s execution, delivery, and performance of this Agreement, each of the Closing Deliverables that Seller is obligated to deliver, and the Transaction, in each case, does not and will not (i) violate its articles of incorporation, by-laws, or governing documents, (ii) conflict with, violate, or result in the breach of any agreement to which Seller is a party, (iii) result in the creation of any Lien or encumbrance, or give rise to any right of termination, cancellation, or acceleration under any of the terms of any contract, promissory note, bond, mortgage, indenture, loan, or similar financing instrument to which Seller is a party or which affects Seller’s assets, or (iv) violate any Order or Law.

2.3.5 No Broker’s Fees. No Seller Group Person is a party to, or has incurred any obligation under, any agreement for any broker’s or finder’s fee, commission, or any similar compensation in connection with the Agreement or the Transaction for which any Buyer Person would be responsible.

2.3.6 Claims. Except for any Claim set out in Schedule 2.3.6 (Claims), no Claim is pending or, to Seller’s Knowledge, threatened in which the amount claimed or in controversy is, if defined, or could reasonably be expected to be at least $5,000,000 against (a) any Seller Person or Third Party operator in connection with the ownership or operation of the Properties or (b) with respect to the Properties.

2.3.7 Material Contracts.

(a) Schedule A-2 (Contracts) sets out each Material Contract (excluding any agreement, contract, instrument, designation, declaration or Order that was entered into or executed by, and in the exclusive possession of, any Third Party operator of the Properties).

(b) Except as set out in Schedule 2.3.7 (Material Breach of Material Contracts), neither Seller nor, to Seller’s Knowledge, any counterparty is (or, with the passage of time or upon receipt of notice, or both, would be) in material breach of any Material Contract.

(c) No Seller Person (i) has received or delivered a written notice of breach under any Material Contract, the resolution of which remains unresolved, and (ii) has received or delivered any notice for the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract. Each Material Contract is, or, to Seller’s Knowledge with respect to any Material Contract entered into or executed by, and in the exclusive possession of, any Third Party operator of the Properties, each such Material Contract is, in full force and effect.

(d) Prior to the date of this Agreement, Seller has made available to each Buyer true and complete copies of each Material Contract and all amendments, modifications, attachments and supplements thereto (excluding in each case any agreement, contract, instrument, designation, declaration or Order that was entered into or executed by, and in the exclusive possession of, any Third Party operator of the Properties).

2.3.8 Transfer Restrictions. Schedule 2.3.8 (Transfer Restrictions) sets out all Consent Properties and Preferential Right Properties.

2.3.9 Tax Matters. Each representation in this Section 2.3.9 (Tax Matters) (excluding Section 2.3.9(a)) is limited to the period during which Seller owned the Properties.

(a) Seller is not a “foreign person” within the meaning of Section 1445 of the Tax Code.

(b) Except for those Asset Taxes contested in good faith, Seller has caused to be paid all material Asset Taxes (whether or not shown on any Tax Return) relating to or applicable to the acquisition, ownership or operation of the Properties that have become due.

(c) Seller has caused to be filed all material Tax Returns relating to or applicable to the acquisition, ownership or operation of the Properties and each of those Tax Returns is true, correct, complete in all material respects.

(d) There are no outstanding extensions or waivers of any filing deadlines or statutes of limitations (other than automatic extensions of filing deadlines requested in the ordinary course) regarding the assessment or collection of any Asset Taxes.

(e) There are no Liens on any of the Properties attributable to unpaid Asset Taxes.

(f) No Property is subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under any Law.

(g) To Seller’s Knowledge, no written Claim has ever been made with respect to the Properties by a taxing authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(h) The representations and warranties set forth in this Section 2.3.9 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

2.3.10 No Bankruptcy. No bankruptcy, insolvency, reorganization, receivership, or similar proceeding is pending as to it, being contemplated by it, or, to Seller’s Knowledge, threatened against it or any Seller Person.

2.3.11 Environmental Matters.

(a) Except as set forth on Schedule 2.3.11 (Environmental Matters), Seller and the Properties are in compliance with all Environmental Laws in all material respects, which compliance has, to Seller’s Knowledge, included obtaining, maintaining and complying in all material respects with all material Permits required under Environmental Laws with respect to the ownership or operation of the Properties.

(b) Except as set forth on Schedule 2.3.11 (Environmental Matters), no Seller Person has entered into an agreement with any Governmental Authority, nor, to the Seller’s Knowledge, are there any Orders for which there are any outstanding obligations with respect to the Properties, in each case, that alleges a material violation of or material liability (contingent or otherwise), including any material Environmental Obligation, under Environmental Law or that requires Seller or any of its Affiliates to remediate or correct the condition of any portion of the Properties.

(c) Except as set forth on Schedule 2.3.11 (Environmental Matters), no Seller Person has received any written notice, and no Seller Person or Property is subject to, and there are no outstanding, pending, or to Seller’s Knowledge, threatened Claims, relating to any material violation of, or material liability under (including any material Environmental Obligation), any Environmental Law related to the Properties that remains unresolved.

(d) Except as set forth on Schedule 2.3.11 (Environmental Matters), to Seller’s Knowledge, there has been no use, handling, storage, treatment, transportation, disposal or arranging for the disposal of, Releases, or exposure of any Person to, any Hazardous Materials, in each case so as to give rise to a material liability (contingent or otherwise) (including any material Environmental Obligation) under, or material violation of, any Environmental Law impacting the Properties or any Seller Person with respect thereto that remains unresolved.

(e) Seller has provided each Buyer all material environmental reports, audits and assessments and other material environmental, health and safety documents relating to the ownership or operation of the Properties, in each case, that are in its possession or under its reasonable control.

(f) The representations and warranties set forth in this Section 2.3.11 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

2.3.12 Permits.

(a) Seller or, to the Seller’s Knowledge, the applicable Third Party operator has obtained and maintained all material Permits required or necessary for the ownership and operation of the Properties. To the Seller’s Knowledge, each such Permit is in full force and effect and has been duly and validly issued. To Seller’s Knowledge, no event has occurred which would, whether currently, or after the giving of notice of lapse of time or both, constitutes any material default under any such Permit.

(b) The execution and delivery of this Agreement and the consummation of the Transaction will not result in, in each case, the revocation or termination of any such material Permit.

(c) The representations and warranties set forth in this Section 2.3.12 are the Seller’s sole and exclusive representations and warranties regarding Permits.

2.3.13 Compliance with Laws.

(a) The Properties are, and with respect to the Properties operated by Third Parties, to Seller’s Knowledge are, being owned and operated in accordance with applicable Laws in all material respects.

(b) No Seller Person has received any written notice of, and is not subject to any outstanding Order relating to any material violation of, or material liability under, any Law as to the Properties.

(c) None of the representations and warranties contained in this Section 2.3.13 shall be deemed to relate to environmental matters (which are governed by Section 2.3.11 (Environmental Matters)), Permits (which are governed by Section 2.3.12 (Permits)) or tax matters (which are governed by Section 2.3.9 (Tax Matters)).

2.3.14 Casualty Loss. From the Effective Time through the Execution Date, there has been no Casualty Loss with respect to the Properties.

2.3.15 Capital Commitments. Schedule 2.3.15 (Capital Commitments) sets out all the AFEs (whether proposed or approved by Seller) greater than $50,000 dollars relating to or binding on the Properties remaining open or applying with respect to the time period after the Effective Time for which all of the activities anticipated in such AFEs or commitments have not been completed prior to the Execution Date.

2.3.16 Non-Consent Operations. Seller has not made a non-consent election with respect to any operations (including drilling operations) associated with the Properties that would serve, as of the Effective Time and thereafter, to increase or decrease Seller’s net revenue interest or working interest in any Property.

2.3.17 Imbalances. To the Seller’s Knowledge, Schedule 2.3.17 (Imbalances), which reflects the information on such matter received from the Third Party operator of the Properties or otherwise, sets forth all Imbalances with an individual absolute value over $150,000 as to the Properties as of the Effective Time.

2.3.18 Wells.

(a) To the Seller’s Knowledge for the past ten (10) years, all Wells have been drilled and completed within the limits permitted by all applicable Leases, Seller Contracts and applicable Law in all material respects, in each case that are binding on the Properties.

(b) To Seller’s Knowledge, there are no Wells, Facilities, equipment or other structures on the Properties that, (i) as of the Execution Date, are currently required to be plugged and abandoned, decommissioned or dismantled, and no Seller Person has received any written Claim, notice, demand, or inquiry from any Governmental Authority or other Third Party related to the plugging and abandonment, decommissioning, removal, restoration, or remediation of any Wells, Facilities, equipment or other structures on the Properties, or (ii) have been plugged and abandoned, decommissioned or dismantled in a manner that does not comply in all material respects with all applicable Law.

2.3.19 Leases; Royalties.

Each Lease constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, and each Lease is in full force and effect. No Seller Person has received any written notice of termination or intention to terminate any Lease and, to Seller’s Knowledge, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease or give any Seller Person or any other party to any Lease the right to terminate or modify any Lease. Seller is not and, to Seller’s Knowledge, no other party to any Lease is, in material breach or default of the terms, provisions or conditions of any Lease, and Seller’s portion of all royalties and Seller’s portion of any other payments required to be paid under each Lease have been paid in all material respects pursuant to the terms thereof.

2.3.20 Liens and Encumbrances; Title. Seller shall convey such Properties to Buyer free and clear of all Liens, if any and except for Permitted Encumbrances, created by, through or under any Seller Person. Seller represents and warrants defensible title to the Properties unto Buyer against any Third Party whomsoever lawfully claims the same or any part thereof by, through or under any Seller Person, but not otherwise, subject to Permitted Encumbrances.

2.3.21 Suspense Funds. To Seller’s Knowledge, there are no Suspense Funds that are attributable to the Properties.

2.3.22 Payments for Production. Except as set forth in Schedule 2.3.22 (Payments for Production), Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties in the Leases or reflected in this Agreement or a schedule or exhibit hereto, Imbalances covered by Section 2.3.17 (Imbalances) and gas balancing agreements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

2.3.23 Security Arrangements. Schedule 2.3.23 (Security Arrangements) sets forth all Security Arrangements posted by any Seller Person with any Third Party, in each case, relating to the Properties.

2.3.24 Energy Regulatory Matters. Except as set out in Schedule 2.3.24 (Energy Regulatory Matters), none of the Facilities are subject to regulation by FERC under the Natural Gas Act or the Natural Gas Policy Act. Except as set out in Schedule 2.3.24 (Energy Regulatory Matters), solely with respect to the Properties, Seller does not have any agreements for firm transportation service on a pipeline subject to regulation by the FERC under the Natural Gas Act.

2.3.25 Facilities.

(a) Except as set forth in Schedule 2.3.25 (Facilities), to Seller’s Knowledge all Facilities and other tangible personal property, in each case with an individual value over $50,000 that is owned or leased by Seller, are in good operating condition in all material respects, normal wear and tear excepted.

(b) All Facilities are located within the geographic boundaries of, and are in material compliance with, the Leases and/or a right-of-way, as applicable.

2.4	DISCLAIMERS.

2.4.1 SELLER’S GENERAL DISCLAIMER. Except for the Seller Representations and any other express representation or warranty given by any Seller Person and set forth in the Seller’s Closing Certificate, (i) Seller has not made, is not making, or will not be deemed to have made, and (ii) Seller hereby expressly disclaims, in each case, any Statement related to this Agreement or the Transaction. For the avoidance of doubt, this Section 2.4.1 shall not affect the enforceability and interpretation of any provision in each DSA, each STUSCO Offtake Agreement or the Production Handling Agreement.

2.4.2 SELLER’S EXPRESS DISCLAIMER. Without limiting the general nature of the disclaimer in Section 2.4.1 (Seller’s General Disclaimer), and except for the Seller Representations and any other express representations and warranties given by a Seller Person in the Seller’s Closing Certificate, (i) Seller has not made, is not making, or will not be deemed to have made, and (ii) Seller hereby expressly disclaims, in each case, any Statement related to the following:

(a) the maintenance, repair, condition, quality, suitability, design, or marketability of the Properties;

(b) the physical state, origin, quantity, quality, safety, title, compliance with Laws, merchantability, fitness for any particular purpose, or conformity to models or samples of material of any equipment, or condition of any of the Properties, including any property, plant, or equipment used in the operation of any of the Properties or the production, transportation, or sale of Hydrocarbons or petroleum substances by or on behalf of Seller;

(c) the contents, character, or nature of any descriptive memorandum, any report of any petroleum engineering consultant or any geological or seismic data or interpretation, in each case, related to the Properties;

(d) the production of Hydrocarbons or petroleum substances from, or any reserves attributable to, the Properties and the quality, quantity, volume, or recoverability of any Hydrocarbons, petroleum substances, or reserves (including production rates, decline rates, and whether or not production has been continuous or in paying quantities);

(e) the existence of any prospect, recompletion, infill, or step-out drilling opportunity;

(f) the past, present, or future value of the Properties;

(g) the physical, operating, regulatory compliance, safety, geologic, or engineering condition of any Property;

(h) the accuracy, completeness, or materiality of any data, information, or record that any Seller Group Person has caused to be delivered to Buyer (including any data, information, or record provided before or during any negotiation or in any data room);

(i) any gas balancing or payout account information;

(j) any allowables or other regulatory matters;

(k) any projection about a contingent event;

(l) any implied or expressed warranty of freedom from patent or trademark infringement or infringement of any other intellectual property right;

(m) the availability of, or any pricing associated with, any arrangement for gathering, compression, marketing, treating, transportation, processing, purchasing, or selling Hydrocarbons;

(n) the ability of any Person to become the operator of any Property;

(o) any Security Arrangement required by any Seller Contract or any Law;

(p) any estimates of operating costs and capital requirements for any Well, operation, or project;

(q) title ownership, peaceable possession, eviction (under Louisiana Civil Code 2500 or otherwise) or non-declared encumbrances (under Louisiana Civil Code Article 2500 or otherwise); and

(r) any Tax treatment from any transfer of this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder.

For the avoidance of doubt, this Section 2.4.2 shall not affect the enforceability and interpretation of any provision in each DSA, each STUSCO Offtake Agreement or the Production Handling Agreement.

2.4.3 SELLER’S ENVIRONMENTAL DISCLAIMER. Without limiting the general nature of the disclaimer in Section 2.4.1 (Seller’s General Disclaimer), except for the Seller Representations and any other express representations and warranties given by a Seller Person in the Seller’s Closing Certificate (i) Seller has not made, is not making, or will not be deemed to have made, and (ii) Seller hereby expressly disclaims, in each case, any Statement related to any Environmental Obligation or any Claim or Loss, in each case, attributable to the ownership, operation, or use of the Properties and related to any Environmental Law or other environmental matter, including the presence of Hazardous Materials and Hydrocarbons, all investigatory, removal, remediation, control, compliance, or clean-up expenses, natural resources damages, property damages, personal injury damages, and any other determination of liability, indemnity, contribution, or similar obligation (in each case, whether known or unknown before the Closing Time).

2.4.4 SELLER’S TITLE DISCLAIMER. Without limiting the general nature of the disclaimer in Section 2.4.1 (Seller’s General Disclaimer), except for the Seller Representations and any other express representations and warranties given by a Seller Person in the Seller’s Closing Certificate, (i) Seller has not made, is not making, or will not be deemed to have made, and (ii) Seller hereby expressly disclaims, in each case, any Statement related to any Person’s title to any Property.

2.5

Scope of Representations. Each Buyer Representation qualified by the phrase “to Buyer’s Knowledge” is limited to the actual knowledge of the individuals set out in Schedule 2.5(a) (Buyer’s Knowledge), without duty of investigation or inquiry. Each Seller Representation qualified by the phrase “to Seller’s Knowledge” is limited to the actual knowledge of the individuals set out in Schedule 2.5(b) (Seller’s Knowledge), without duty of investigation or inquiry.

2.6	Disclosure Schedules.

2.6.1 Schedule Update Notice. During the Interim Period, if any inaccuracy in any Seller Representation is discovered, Seller may add a disclosure schedule or amend or supplement any existing disclosure schedule, in each case, by delivering a Schedule Update Notice to Buyer. With respect to any Schedule Update Notice arising out of a change in, or occurrence of, any fact, circumstance, act or omission first existing or occurring during the Interim Period that (a)(i) if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Schedules, or (ii) is necessary to correct any information in the Schedules or the representations or warranties that has been rendered inaccurate thereby and (b)(i) has a value of less than $750,000 or (ii) pertains to a Casualty Loss subject to the provisions of Section 3.8, then the information set out in any Schedule Update Notice and matters disclosed thereby shall be deemed included in the Seller Representations pursuant to this Section 2.6.1 for purposes of Section 5.3 and Section 7.4 and waived by Buyer for purposes of such sections. The information set out in any Schedule Update Notice with respect to any other matter not described in the foregoing sentence shall be for informational purposes only and shall not, for the avoidance of doubt, be deemed included in the Seller Representations pursuant to this Section 2.6.1 for purposes of Section 5.3 and Section 7.4, nor shall such matters be waived by Buyer for any purpose hereunder pursuant to this Section 2.6.1.

2.6.2 Notification of Breaches; Curing Inaccuracies, Non-Compliance or Non-Performance Prior to the Closing Time. Until the Closing Time,

(a) Buyer shall notify Seller promptly after Buyer becomes aware, to Buyer’s Knowledge, that (i) any Fundamental Representation is inaccurate or would be inaccurate if certified in the Closing Certificate as of Closing Time, (ii) any other Seller Representation is inaccurate in any material respect or would be inaccurate in any material respect if certified in the Closing Certificate as of Closing Time, or (iii) any Seller Obligation required to be performed or complied with by Seller or any Seller Person prior to or on the Closing Time has not been so performed or complied with in any material respect; provided, that the failure of Buyer to deliver any notice pursuant to this Section 2.6.2(a) shall not constitute a waiver of, or otherwise limit, any rights or remedies of Buyer under this Agreement or any other Transaction Document; and

(b) Seller shall notify Buyer promptly after Seller becomes aware, to Seller’s Knowledge, that (i) any Buyer Representation is inaccurate in any material respect or would be inaccurate in any material respect if certified in the Closing Certificate as of Closing Time, or (ii) any Buyer Obligation required to be performed or complied with by Buyer prior to or on the Closing Time has not been so performed or complied with in any material respect; provided, that the failure of Seller to deliver any notice pursuant to this Section 2.6.2(b) shall not constitute a waiver of, or otherwise limit, any rights or remedies of Seller under this Agreement or any other Transaction Document.

(c) Any (i)(A) Buyer Representation or Seller Representation that is inaccurate in any material respect or shall become inaccurate in any material respect between the Execution Date and the Closing Time, or (B) Fundamental Representation that is inaccurate or shall become inaccurate between the Execution Date and the Closing Time, in each case with respect to subclauses (A) and (B), arising out of a change in, or occurrence of, any fact, circumstance, act or omission first existing or occurring during the Interim Period, and (ii) any Buyer Obligation or Seller Obligation required to be performed or complied with prior to or on the Closing Time that has not been so performed or complied with in any material respect, shall in each case of subclauses (i) and (ii) not be considered to be inaccurate or an instance of non-performance or non-compliance, as applicable, for all purposes of this Agreement to the extent that any such inaccuracy, non-performance or non-compliance is (if curable) cured at no cost, liability or obligation to the other Party by the Closing Time, whether by the delivery of a Schedule Update Notice (if permitted by Section 2.6.1) or otherwise.

2.6.3 No Admission. Nothing set out in any schedule or in any Schedule Update Notice is an admission that the applicable disclosure is responsive to any Seller Representation or that it is material to Seller’s business or the ownership, operation, or use of the Properties, regardless of whether the applicable Seller Representation is qualified by materiality. Matters may be disclosed for informational purposes only.

2.6.4 Multiple Disclosures. Any information in any disclosure schedule or in any Schedule Update Notice (if permitted by Section 2.6.1) will constitute disclosure as to all Seller Representations or Buyer Representations, as applicable, to which that disclosure might apply, but only in the event that the relevance of such disclosure to the particular representation is reasonably apparent on the face of the disclosure.

ARTICLE 3.

INTERIM PERIOD OBLIGATIONS

3.1	Interim Period Restrictions. During the Interim Period, except as set out in Section 3.2 (Interim Period Exceptions), Seller shall:

3.1.1 own and maintain the Properties in the usual, regular and ordinary manner consistent with past practice, and materially in accordance with applicable Law, the Seller Contracts to which Seller is a party or is bound and the Leases;

3.1.2 not transfer, sell, hypothecate, encumber or otherwise dispose of, abandon, release or relinquish any Properties, except for sales of Hydrocarbons, equipment and Inventory in the ordinary course of business (and that, in the case of non-surplus equipment, are replaced by equipment of the same or better quality);

3.1.3 not (a) terminate, cancel, extend or materially amend or modify any Material Contract or Lease or waive, delay the exercise of, assign or release any rights or Claims thereunder (in each case where the waiver, delay, assignment or release would materially prejudice the Buyer’s position with respect to the Properties or materially affect the value of the Properties) or (b) enter into or materially amend a Material Contract that, if entered into or amended on or prior to the Execution Date, would be required to be listed on Schedule A-2 (Contracts);

3.1.4 not propose, commit to, approve or elect to participate in any individual operation or otherwise commit to any additional capital expenditures for any individual operation in each case with respect to the Properties that is in excess of $5,000,000 per operation (net to Seller’s interest in the Properties);

3.1.5 not elect to be a non-consenting party with respect to any individual operation with respect to the Properties that is in excess of $5,000,000 per operation (net to Seller’s interest in the Properties);

3.1.6 not waive, compromise or settle any material right or pending or threatened Claim with respect to any of the Properties, in each case that could be binding on Buyer after Closing for an amount exceeding $5,000,000;

3.1.7 (a) prepare or file any material amended Tax Return with respect to Asset Taxes, (b) settle or compromise any material Tax Claim or assessment or consent to any material extension or waiver of the limitation period applicable to any material Tax Claim or assessment, in each of the foregoing cases with respect to material Asset Taxes, (c) enter into any material closing agreement or settlement agreement with respect to material Asset Taxes or consent to any material Claim or assessment in respect to material Asset Taxes, or (d) surrender any right to Claim any material refund of Asset Taxes;

3.1.8 not materially change accounting methods with respect to the Properties, except as required by changes in GAAP;

3.1.9 maintain (a) its existing insurance policies relating to the Properties, if any, and (b) all Security Arrangements, in each case of (a) and (b), in such amounts (and, as applicable, with such deductibles) and in the types as are currently maintained by Seller with respect to the Properties;

3.1.10 not mortgage or pledge any of the Properties or create any Lien thereupon, except for Permitted Encumbrances;

3.1.11 not grant or create any additional Consent or Preferential Right with respect to any of the Properties unless such Consent is waived or obtained or such Preferential Right is waived prior to Closing in accordance with this Agreement at no cost, liability or obligation to Buyer; and

3.1.12 not commit to do anything prohibited by the foregoing.

3.2	Interim Period Exceptions. During the Interim Period, Seller may take any action that is:

(a) set out in Schedule 3.2(a) (Interim Period Exceptions);

(b) in response to any requirement by a Governmental Authority or any applicable Law;

(c) necessary to stabilize an emergency; provided that Seller shall give Buyer prompt written notice thereof;

(d) necessary to comply with any Seller Obligation or other provision of this Agreement or any other Transaction Document;

(e) except with respect to any action expressly prohibited by Sections 3.1.2 through 3.1.12, necessary to comply with the Na Kika JOA; or

(f) approved under Section 3.3 (Interim Period Request Notices), which approval shall be at Buyer’s sole discretion, so long as such determination does not cause a Seller breach under the Na Kika JOA.

3.3

Interim Period Request Notices. Unless an exception under Section 3.2 (Interim Period Exceptions) applies, Seller must deliver an Interim Period Request Notice to Buyer to take any action prohibited by Section 3.1 (Interim Period Restrictions). Buyer shall respond to Seller as to any Interim Period Request Notice no later than the earlier of (a) ten Business Days after Buyer receives such Interim Period Request Notice or (b) 48 hours before any deadline applicable to Seller to respond to such action or request of the counterparty under the Na Kika JOA that is related to or underlying such Interim Period Request Notice as identified therein. Buyer will be deemed to have approved the requested action if Buyer does not respond within the time periods proscribed in the preceding sentence. Buyer’s approval of, deemed approval with respect to, or failure to approve any action or inaction of Seller pursuant to Section 3.1, whether or not set out in any Interim Period Request Notice, shall have no bearing or effect on the Seller Obligations.

3.4

Non-Operated Property. The acts and omissions of Non-Seller Persons will not constitute a breach of Section 3.1 (Interim Period Restrictions), provided that Seller has voted its interests and otherwise acted in accordance with this Agreement, subject to requirements of applicable Law and any required fiduciary duties of the board(s) of directors of Seller or its Affiliates.

3.5

Records. No later than the Closing Time, Seller shall make the Records available to Buyer. However, Seller is not obligated to deliver to Buyer any record described in Schedule 3.5 (Records) for which the delivery would violate any applicable Law or breach any Seller Contract or that any Buyer Person possesses, provided that Seller shall use commercially reasonable efforts to cause Third Parties to waive any restrictions (such efforts which, for the avoidance of doubt, will not include the making of any payment, the undertaking of any obligations, the filing of any Claim or other action or the termination, amendment or modification of any Seller Contract (except for the specific waiver sought thereto)).

3.6	Interim Period Transfer Restrictions.

3.6.1 Notice to Holders. No later than seven Business Days after the Execution Date, Seller shall use (i) Exhibit G-1 (Form of Preferential Right Notice) to notify each Preferential Right holder of its intent to transfer each applicable Preferential Right Property to Buyer and (ii) Exhibit G-2 (Form of Consent Notice) to request each Consent holder grants its written consent to the transfer of each applicable Consent Property to Buyer, in each case, in accordance with the applicable agreements and using the list of holders set out in Schedule 2.3.8 (Transfer Restrictions), or, if a Preferential Right or Consent is identified by either Party on a later date, within seven Business Days of such later date and as required in accordance with the applicable agreement. In doing so, Seller may (i) use a different form of notice for any holder, if that form of notice is required under the applicable agreement and to the extent approved by Buyer in advance (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) deliver a redacted copy of this Agreement to any Preferential Right holder. Seller shall use commercially reasonable efforts (without the obligation to make any payments, to undertake any obligations, to file any Claim or other action or to terminate, amend or modify any Seller Contract (except for the specific waiver sought thereto) and provided that no such efforts shall be required with respect to any Buyer Person (except for efforts constituting reasonable cooperation with Seller hereunder)) to obtain waivers of such Preferential Right and such Consents.

3.6.2 Buyer Person Consent Holders. As to any Consent holder who is a Buyer Person, if any: (i) Seller is not obligated to request that holder’s Consent under this Agreement, (ii) Buyer shall cause that Consent holder to grant its written consent to the transfer of each applicable Consent Property to Buyer, and (iii) if requested by Seller, Buyer shall cause the applicable Buyer Person to execute any document evidencing its consent.

3.6.3 Notice to Buyer. No later than the Closing Review Date, Seller shall notify Buyer of all responses that Seller received from each holder that Seller notified under Section 3.6.1 (Notice to Holders).

3.6.4 Restriction Properties. Each Included Restriction Property will be included in the Transaction for all purposes and each Excluded Restriction Property will be excluded from the Transaction for all purposes, except to the extent expressly provided otherwise in this Agreement.

3.7	Interim Period Regulatory Matters.

3.7.1 Natural Gas Act, Hart-Scott-Rodino Act and Other Merger Control Filings.

(a) Filings. If applicable, no later than the later of (i) thirty (30) Business Days after the Execution Date or (ii) twenty (20) Business Days following the earlier of (A) the waiver of the Preferential Right held by the Preferential Right holder on the Preferential Right Property or (B) the expiration of the time period for exercising such Preferential Right by such Preferential Right holder pursuant to the terms of the applicable agreement, each Party shall (X) submit a Capacity Release Waiver Petition to FERC and (Y) make all necessary Merger Control Filings for which it is responsible, which must include a request for early termination of any applicable waiting period. Each of Buyer and Seller agree to bear one-half of the Merger Control Filing fees, but for the avoidance of doubt, each Party will otherwise pay all other expenses, including attorneys’ fees and costs, it incurs related to any Merger Control Filing or Capacity Release Waiver Petition, second request or other investigation by any Governmental Authority of this Transaction. Each Party shall use commercially reasonable efforts to promptly provide any additional information requested by any Governmental Authority regarding the Capacity Release Waiver Petition, any Merger Control Filing or as otherwise required under Antitrust Law.

(b) Cooperation. Each Party shall use commercially reasonable efforts to coordinate and cooperate with the other Party in exchanging any information prior to submitting it to any Governmental Authority (if permitted by applicable Law or the terms of the request of such Governmental Authority), to provide any assistance as the other Party may reasonably request regarding the Capacity Release Waiver Petition, any Merger Control Filing and in seeking early termination of any applicable waiting periods under the Antitrust Laws. However, each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive information provided to the other Party as “outside counsel only” and may redact materials as necessary to comply with contractual obligations and to protect privileged attorney-client communications or attorney work product.

(c) Communication with Governmental Authorities. Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority regarding the Capacity Release Waiver Petition, any Merger Control Filing or the Transaction and permit the other Party to review in advance, to the extent permitted by Law, any proposed communication by that Party to any Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority regarding the Capacity Release Waiver Petition, any Merger Control Filing or any other investigation or other inquiry regarding the Transaction unless it consults with the other Party in advance and, to the extent permitted by the Governmental Authority, gives the other Party the opportunity to attend and participate at that meeting.

(d) Mutual Efforts. The Parties shall use their commercially reasonable efforts in connection with the Capacity Release Waiver Petition or any Merger Control Filing to secure any required approval from the applicable Governmental Authority to consummate the Transaction, except that neither Buyer nor Seller will be obligated to (i) dispose of, sell or transfer any material assets; (ii) discontinue offering any material product or service; (iii) license or otherwise make available to any Person, any technology, software or other intellectual property; (iv) hold separate any material assets or operations (either before or after the Closing Time); (v) make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) defend or contest any Claim brought by a Governmental Authority or Third Party (under the Antitrust Laws) that would otherwise prevent or materially impede, interfere with, hinder, or delay consummation of the Transaction beyond the Outside Date.

3.8	Casualty Losses and Condemnation.

3.8.1 If after the Execution Date but prior to the Closing Time, any portion of the Properties is destroyed by fire or other casualty, or is expropriated or taken in condemnation or under right of eminent domain by any Governmental Authority, but, in each case, excluding any damage that results from (a) production of Hydrocarbons consistent with past practice, (b) gradual structural deterioration, (c) normal wear and tear, (d) downhole failure (including any junked or lost holes and any failure occurring during any drilling, completion, or sidetracking operation), or (e) reservoir changes (each such instance, a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to Close, subject to Sections 5.2(g) and 5.3(f), and the termination rights provided in Sections 4.1 (Seller Termination Rights) and 4.2 (Buyer Termination Rights).

3.8.2 During the Interim Period, Seller shall promptly notify Buyer in writing of (a) any Casualty Loss that occurs, (b) the nature and extent of such Casualty Loss, including the estimated value thereof, and (c) the Properties subject to such Casualty Loss (such notice, a “Casualty Loss Notice”). With respect to any Casualty Loss, Seller may elect by written notice to Buyer prior to the Closing Time to (w) cause the Properties affected by any Casualty Loss to be repaired or restored to at least the same or better condition as prior to such casualty at Seller’s sole cost and risk, as promptly as reasonably practicable (but in any case prior to the Closing Time) or (x) decrease the Base Purchase Price by the estimated value of the Casualty Loss. For the avoidance of doubt, Seller shall (y) have no obligations under this Section 3.8.2 with respect to any Casualty Losses if the value of such Casualty Losses is less than or reasonably expected to be less than $1,000,000 in the aggregate and (z) retain all rights, title and interest in and to any insurance Claims, insurance proceeds, insurance recoveries, unpaid awards and other rights against Third Parties arising out of all Casualty Losses regardless of value individually or in the aggregate.

3.8.3 Casualty Loss Disputes. Buyer must promptly deliver written notice (a “Casualty Loss Dispute Notice”) to Seller upon receiving a Casualty Loss Notice if Buyer disputes any matter in any Casualty Loss Notice or the value of any Casualty Loss that is the subject of such Casualty Loss Notice (regardless of whether the value is included in the Casualty Loss Notice or determined at a later time). The Parties shall negotiate in good faith as to the matters set out in any Casualty Loss Dispute Notice. If the Parties do not agree on the matters set out in any Casualty Loss Dispute Notice within ten Business Days after delivery of the Casualty Loss Dispute Notice, those disputed matters will be deemed to be a Casualty Loss Dispute. The Parties shall exclusively resolve each Casualty Loss Dispute under Section 8.2 (Final Settlement Dispute or Casualty Loss Dispute Resolution). The Parties shall negotiate in good faith as to all Casualty Loss Disputes, and the Parties shall cooperate to correct any manifest errors promptly and fairly. If a Casualty Loss Dispute exists at the proposed Closing Time, for purposes of the Closing Statement, the value of Casualty Losses will be deemed to be equal to the mean of the Casualty Losses asserted in the Casualty Loss Notice or any supplemental information provided by Seller thereafter and the Casualty Loss Dispute Notice.

3.9 Closing Preparation. No later than 15 days before the Closing Review Date, Buyer shall provide to Seller all information pertaining to Buyer reasonably requested by Seller to prepare any Closing Deliverable. The other obligations in this Section 3.9 (Closing Preparation) must be performed no later than the Closing Review Date.

3.9.1 Closing Statement. Seller shall make the Closing Statement available for Buyer’s review no later than the Closing Review Date. Seller shall prepare the Closing Statement in a manner consistent with this Agreement, including the adjustments and requirements set out in Section 1.3 (Base Purchase Price Adjustments). Seller may estimate, in good faith, any amount with respect to which actuals are not available in the Closing Statement and provide available supporting documentation. To the extent Buyer has submitted to Seller, in writing, any objections or proposed changes to the Closing Statement, Seller and Buyer shall attempt to resolve any differences before the Closing Time. If any such differences are not resolved as of the Closing Time, Seller’s proposals shall be included in the Closing Statement.

3.9.2 Seller Closing Deliverables. Except for the Guaranty, and STUSCO Offtake Agreements, as applicable, Seller shall make efforts to prepare all Closing Deliverables to be executed by the Parties and shall make electronic versions of those documents available for Buyer’s review. For any Transfer Form that is a non-downloadable electronic form, Seller shall prepare an example of that form and make it available for Buyer’s review.

3.9.3 Assignment Preparation. When preparing the Assignment, Seller may update any schedule describing the Properties (i) affected by Section 3.2 (Interim Period Exceptions) or (ii) to remove any Excluded Restriction Property.

3.9.4 Buyer Closing Deliverables. Buyer shall prepare the Guaranty and cause the guarantor to sign the Guaranty. Buyer shall make an electronic executed version of the Guaranty available for Seller’s review. Buyer shall prepare the STUSCO Offtake Agreements and the Preferential Rights Agreement as applicable and shall table a final version of each such agreement at Closing executed by the applicable Buyer.

3.9.5 Notice of Like-Kind Exchange. If Seller desires to transfer its rights to a Qualified Intermediary or an Exchange Accommodation Titleholder in connection with a Like-Kind Exchange, Seller must notify Buyer of that transfer.

3.10	Cooperation.

3.10.1 Required Information

(a) To the extent Buyer determines it is required by applicable Law in connection with any Buyer SEC filing, Seller shall prepare statements of revenues and direct operating expenses for the Properties for up to the most recent two (2) calendar years of Seller ending prior to the Closing Date and all applicable and customary notes and schedules related thereto (pursuant to Rule 3-05(f)(2) of Regulation S-X) in accordance with the standards of the American Institute of Certified Public Accountants (the “AICPA Standards”) and the rules and regulations adopted by the SEC, together with any quarterly or interim period statement of revenues and direct operating expenses (in accordance with the AICPA and rules and regulations adopted by the SEC) (collectively, the “Statements of Revenues and Expenses”). Seller shall select, in Seller’s sole discretion, a nationally-recognized auditing firm as the auditor of such Statements of Revenues and Expenses, which may be Ernst & Young LLP, Seller’s external auditor (“EY,” and any such auditor selected by Seller, including EY if so selected, the “Audit Firm”). Seller shall execute and deliver to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards, AU-C Section 930, (Interim Financial Information), if and as may be reasonably requested by the Audit Firm, with respect to the Statements of Revenue and Expenses, along with any commercially reasonable supporting documentation as reasonably requested by the Audit Firm.

(b) On the Execution Date (if it has not already done so), Seller shall cause the Audit Firm, after discussing any reasonably requested specifications with Buyer, which Seller may take into account in its sole discretion, to (i) perform an audit of the Statements of Revenues and Expenses and (ii) issue its opinion with respect to such Statements of Revenues and Expenses for the period(s) specified by Buyer (such Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “Audited Statements of Revenue and Expenses”). For a period beginning on the Execution Date and ending on the later of (x) 24 months and (y) the filing of Talos Energy Inc.’s 2027 Form 10-K, Seller shall use commercially reasonable efforts to cause the Audit Firm to (A) provide its written consent for the use of the Audited Statements of Revenue and Expenses with respect to Statements of Revenues and Expenses in any registration statement, report or other document filed by Buyer with the SEC or as required for a future offering memorandum or private placement memorandum to be used by Buyer in its capital markets activities, (B) upon reasonable written notice, to provide customary “comfort letters” to any underwriter in connection with, and consent to being named as an expert in, any offering memorandum, private placement memorandum or prospectus, in each case (1) in accordance with the terms of such “comfort letters,” (2) solely with respect to the Statements of Revenues and Expenses and (3) with respect to such documents to be used by Buyer in its capital markets activities (C) participate in customary auditor due diligence sessions with the underwriters or agents in connection with any such offering described in the foregoing subclauses (A) and (B). During the Interim Period, Seller shall (1) reasonably cooperate in the completion of such audit and the delivery of the Audited Statements of Revenue and Expenses to Buyer and (2) in connection with the preparation of pro forma financial information by the Buyer, provide reasonable access to the Seller and the information used to prepare the Audited Statements of Revenues and Expenses.

(c) Seller shall reasonably cooperate in good faith with, and Seller shall use commercially reasonable efforts to make its officers and employees available during normal business hours and upon reasonable advanced notice, with Buyer using its best efforts to minimize any unreasonable inconvenience or unreasonable interruption to the business of Seller, to Buyer and its representatives in connection with:

(i) for a period beginning on the Execution Date and ending on the later of (x) 24 months and (y) the filing of Talos Energy Inc.’s 2027 Form 10-K, the preparation of any SEC filing; and

(ii) for a period beginning on the Execution Date and ending three months after the Closing Date, the preparation of any offering memorandum or private placement memorandum referenced in this Section 3.10.1 and the execution of any public or private offering of securities related thereto;

Provided that, in the case of all Seller cooperation referenced in clauses (i) and (ii) above, Seller’s obligations shall be only with respect to providing information about Seller, its Affiliates and the Properties, and then only to the extent that it is indemnified therefor in accordance with Section 3.10.2(d). Such cooperation may include Seller using commercially reasonable efforts to obtain and provide customary reserve engineers’ and accountants’ reports, comfort letters, and consents from its Audit Firm or other accounting firms, its independent reserve engineering firm or other consultants or advisors, as applicable, which efforts may include Seller issuing any customary representation letters to any auditor or consultant in connection therewith, solely with respect to any reserve or accounting information provided by Seller relating to the Properties.

3.10.2 Seller Protections.

(a) Notwithstanding anything to the contrary contained in this Section 3.10, nothing in this Section 3.10 shall require any cooperation by Seller or any Seller Group Person to the extent that it would (i) require Seller or any Seller Group Person to pay or agree to pay any commitment or other similar fee or incur any other expense or liability or give any indemnities or have any obligation under any agreement, certificate, document, or instrument with respect to any SEC filing required to be filed by the Buyer in connection with the Transaction or other agreement or instrument, or otherwise commit to take any action similar to any of the foregoing, (ii) require Seller or any Seller Group Person to provide any information that is not reasonably available to Seller or such representative or to make any representation, warranty, confirmation or undertaking, or any similar statement or commitment, in any document related to any SEC filing required to be filed by the Buyer in connection with the Transaction or otherwise, (iii) require Seller or any Seller Group Person to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default (with or without notice, lapse or time or both) under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to any SEC filing required to be filed by the Buyer in connection with the Transaction, (iv) require Seller or any Seller Group Person to: (A) pass resolutions or consents to approve or authorize the filing or execution of any SEC filing required to be filed by the Buyer in connection with the Transaction, (B) enter into, execute, or deliver any certificate, document, instrument or agreement, except for a customary representation letter to the Audit Firm in connection with the Audited Statements of Revenues and Expenses, or (C) agree to any change or modification of any existing certificate, document, instrument, or agreement, (v) cause any breach of this Agreement by Seller, (vi) require providing access to or disclosing information that Seller or any Seller Group Person reasonably determines would jeopardize any attorney-client privilege of any Seller Group Person, (vii) would unreasonably interfere with the ongoing business or operations of Seller or with respect to the Properties, (viii) would require Seller’s external or internal counsel to deliver any legal opinions, or (ix) require any Seller Group Person to be a filer with respect to any SEC filing required to be filed by the Buyer in connection with the Transaction.

(b) For so long as Seller or Audit Firm may be performing any service or obligation under this Section 3.10 and regardless of whether the Closing has occurred or this Agreement has terminated in accordance with ARTICLE 4 or otherwise, Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by any Seller Group Person in connection with its cooperation pursuant to this Section 3.10, including the fees and expenses of the Audit Firm in connection with (i) the preparation of the Audited Statements of Revenues and Expenses and issuing its opinion thereon, (ii) providing any “comfort letters,” (iii) providing its written consent for use of its audit reports, and (iv) participating in any due diligence sessions. Furthermore, in addition to any out-of-pocket costs and expenses, Buyer shall pay to Seller, by way of an increase to the Base Purchase Price as provided in Section 1.3.1(g), the amount of $30,000 per each month during the Interim Period as compensation for all internal costs of Seller for the preparation, gathering or review by any Seller Group Person of the Statements of Revenues and Expenses and any other information provided in connection with Seller’s cooperation hereunder; provided, that such amount may be prorated for any partial month occurring during such Interim Period.

(c) All non-public or other confidential information provided by Seller or any Seller Group Person to Buyer pursuant to this Section 3.10 will be kept confidential in accordance with the Confidentiality Agreement.

(d) BUYER SHALL INDEMNIFY AND HOLD HARMLESS SELLER AND THE SELLER GROUP PERSONS FROM, AGAINST AND IN RESPECT OF ANY LOSSES IMPOSED ON, SUSTAINED, INCURRED OR SUFFERED BY, OR ASSERTED AGAINST, ANY OF THEM, WHETHER IN RESPECT OF THIRD-PARTY CLAIMS, DIRECT CLAIMS OR OTHERWISE, DIRECTLY OR INDIRECTLY RELATING TO, ARISING OUT OF OR RESULTING FROM THE COOPERATION OF SELLER CONTEMPLATED BY THIS SECTION 3.10, THE PROVISION OF THE STATEMENTS OF REVENUES AND EXPENSES AND THE AUDITED STATEMENTS OF REVENUES AND EXPENSES, THE PROVISION OF ANY OTHER INFORMATION CONTEMPLATED BY OR REQUESTED PURSUANT TO THIS SECTION 3.10 OR OTHERWISE; PROVIDED, HOWEVER, THAT BUYER SHALL NOT BE REQUIRED TO INDEMNIFY AND HOLD HARMLESS SELLER GROUP PERSONS ONLY TO THE EXTENT THAT SUCH LOSSES ARE DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO ARISE DIRECTLY FROM INFORMATION EXPRESSLY PROVIDED BY SELLER GROUP PERSONS TO BUYER IN WRITING SPECIFICALLY FOR USE IN CONNECTION WITH ANY SEC FILING REQUIRED TO BE FILED BY THE BUYER IN CONNECTION WITH THE TRANSACTION OR AN OFFERING MEMORANDUM OR PRIVATE PLACEMENT MEMORANDUM REFERENCED IN SECTION 3.10.1 THAT CONTAIN ANY UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE ANY MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT MISLEADING.

3.11 Preferential Rights Communications. During the Interim Period, Seller shall, subject to compliance with applicable Law and the terms of any applicable contract to which Seller is a party, promptly (but no later than five (5) Business Days after receipt) provide Buyer with true and complete copies of any written correspondence received by Seller or any of its Affiliates from any Preferential Right holder whose Preferential Right is triggered by this transaction that relates to any Preferential Right notice issued in connection with this Agreement (including the conditions on which such Preferential Right may be exercised).

ARTICLE 4.

PRE-CLOSING TIME REMEDIES

4.1	Seller Termination Rights. Subject to Section 4.3 (Exercise of Termination Rights), Seller may elect to terminate this Agreement:

(a)

from or after December 31, 2026 (the “Outside Date”), if: either (i) any Seller Condition has not been satisfied or waived as of the Outside Date or (ii) the Closing Time has not otherwise occurred, unless the Closing Time has not occurred due to a breach of this Agreement by Seller; or

(b)

if (i) the Target Closing Date has occurred; (ii) all Buyer Conditions have been satisfied or waived, and (iii) Buyer has refused or is unable to perform any Buyer Closing Obligation as of the date contemplated by Section 5.4 of this Agreement.

4.2	Buyer Termination Rights. Subject to Section 4.3 (Exercise of Termination Rights), Buyer may elect to terminate this Agreement:

(a)

from or after the Outside Date, if either (i) any Buyer Condition has not been satisfied or waived by the Outside Date or (ii) the Closing Time has not otherwise occurred, unless the Closing Time has not occurred due to a breach of this Agreement by Buyer; or

(b)

if (i) the Target Closing Date has occurred; (ii) all Seller Conditions have been satisfied or waived, and (iii) Seller has refused or is unable to perform any Seller Closing Obligation as of the date contemplated by Section 5.4 of this Agreement.

4.3	Exercise of Termination Rights.

4.3.1 Termination Notice. A Party must notify the other Party if it desires to terminate this Agreement, and that notice must set out the reason for termination under Section 4.1 (Seller Termination Rights) or Section 4.2 (Buyer Termination Rights), as applicable. Neither Party may terminate this Agreement after the Closing Time.

4.3.2 Limitations on Termination by a Party. No Party shall be entitled to terminate this Agreement if at such time such Party has willfully failed to observe, in any material respect, any Seller Obligation or Buyer Obligation, as applicable to such Party, or such Party is in material breach of its Seller Representations or Buyer Representations, as applicable.

4.3.3 Cure Period. If a Party elects to terminate this Agreement under Section 4.1(a) or Section 4.2(a), as applicable, this Agreement will terminate only if the applicable Seller Condition, in the case of Seller’s termination election, or the applicable Buyer Condition, in the case of Buyer’s termination election, remains unsatisfied ten Business Days after the other Party receives its termination notice.

4.3.4 Effect of Cure. If (i) either Party is in breach of its applicable Obligations, and (ii) that breach is capable of being cured (which does not include a breach of any Buyer Obligation or Seller Obligation that requires performance by a specific date), that breach will be deemed not to have occurred for all purposes if it is cured by the Closing Time at no cost, liability or obligation to the non-breaching Party.

4.4	Effect of Termination.

4.4.1 Delivery of Termination Notice. Subject to Section 4.3 (Exercise of Termination Rights) and this Section 4.4 (Effect of Termination), if this Agreement is validly terminated pursuant to Sections 4.1 (Seller Termination Rights) or 4.2 (Buyer Termination Rights), as applicable, upon delivery of a termination notice under Section 4.3.1 (Termination Notice), this Agreement will terminate and, subject to Section 4.4.2 (Survival), be of no further force and effect, and the Transaction will be abandoned without any further action by or liability to any Seller Group Person or Buyer Group Person (except as provided in Section 4.4.4 (Seller’s Remedy) with respect to the Deposit and as further provided in this Section 4.4 (Effect of Termination)).

4.4.2 Survival. The following provisions will survive termination of this Agreement: (i) this Section 4.4 (Effect of Termination), (ii) Section 4.5 (Specific Performance), (iii) Article 8 (Dispute Resolution), (iv) Article 11 (Miscellaneous) and (v) all other portions of this Agreement necessary to enforce or construe this Section 4.4 (Effect of Termination), all of which will continue in force in accordance with their respective terms.

4.4.3 Seller’s Future Actions. Upon termination of this Agreement, subject to Section 4.4.2 (Survival) and Section 4.5 (Specific Performance), Seller will immediately be free to enjoy all rights of ownership of the Properties and to transfer, encumber, or otherwise dispose of Properties to any Person without any restriction under this Agreement.

4.4.4 Seller’s Remedy. If Seller terminates this Agreement under (i) Section 4.1(a) because any Seller Condition under Sections 5.2(a), 5.2(b), or 5.2(c) is not satisfied or waived or (ii) Section 4.1(b), Seller shall be entitled to receive, as its sole and exclusive remedy, the Deposit as liquidated damages and not as a penalty, and the Parties shall instruct the Escrow Agent in accordance with the terms of the Escrow Agreements to deliver the Deposit to Seller. If this Agreement is terminated by Seller for any other reason, the Parties shall instruct the Escrow Agent in accordance with the terms of the Escrow Agreements to deliver the Deposit (in accordance with each Buyer’s Allocated Share) to Buyer in accordance with the terms of their respective Escrow Agreements. Within five (5) Business Days following termination of this Agreement, the Parties shall execute and deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to disburse the Deposit to the Party entitled to same pursuant to this Section 4.4.4.

4.4.5 Buyer’s Remedies. If Buyer terminates this Agreement under (i) Section 4.2(a) because any Buyer Condition under Sections 5.3(a), 5.3(b), 5.3(c), or 5.3(h) is not satisfied or waived or (ii) Section 4.2(b), Buyer may, without limiting Buyer’s rights pursuant to Section 4.5, recover the Deposit, and the Parties shall instruct the Escrow Agent in accordance with the terms of each of their respective Escrow Agreements to deliver the Deposit (in accordance with each Buyer’s Allocated Share) to Buyer. If this Agreement is terminated by Buyer for any other reason when Seller is not entitled to terminate this Agreement in accordance with Section 4.4.4, the Parties shall instruct the Escrow Agent in accordance with the terms of each of their respective Escrow Agreements to deliver the Deposit (in accordance with each Buyer’s Allocated Share) to Buyer.

4.5

Specific Performance. Buyer may seek specific performance of the Seller Closing Obligations only if it has the right to elect to terminate this Agreement under Section 4.2(a) or Section 4.2(b) because any Buyer Condition under Sections 5.3(a), 5.3(b), or 5.3(c) is not satisfied or waived, and Buyer is not in material breach of this Agreement as of such time. For the avoidance of doubt, nothing in this Section 4.5 is intended to waive any bond or other security requirement that may be imposed by applicable Law in connection with any temporary restraining order or temporary injunction.

4.6

EXCLUSIVE REMEDY. Before the Closing Time, the Parties’ sole and exclusive Remedies as to any Transaction Claim are set out in Section 4.1 (Seller Termination Rights), Section 4.2 (Buyer Termination Rights), Section 4.4.4 (Seller’s Remedy), Section 4.4.5 (Buyer’s Remedies) and Section 4.5 (Specific Performance), and the Parties waive all other Remedies.

ARTICLE 5.

CLOSING

5.1

Closing Conditions. As a condition precedent to Seller’s performance of any Seller Closing Obligation, each Seller Condition must be satisfied, or, at Seller’s election, waived. As a condition precedent to Buyer’s performance of any Buyer Closing Obligation, each Buyer Condition must be satisfied, or, at Buyer’s election, waived. No Seller Condition or Buyer Condition constitutes, in and of itself, an obligation of either Party to satisfy any Seller Condition or any Buyer Condition, as applicable.

5.2	Seller Conditions. The following are each conditions precedent to Seller’s performance of any Seller Closing Obligation:

(a) all Buyer Representations are true and accurate in all respects as of the Execution Date and as of the Closing Time as though such representations and warranties were made at such time (other than any such representation and warranty that refers to a specified date, which need only be accurate on and as of such specified date);

(b) Buyer has performed or complied with all Buyer Obligations in all material respects;

(c) Buyer has delivered (or is ready, willing, and able to deliver) all Closing Deliverables required to be delivered as Buyer Closing Obligations;

(d) each Buyer is qualified and registered with BOEM and BSEE, as applicable, to own and operate oil and gas leases, rights of way, and rights of use and easement on the Outer Continental Shelf and has delivered their respective BOEM numbers to Seller.

(e) all material consents and approvals of any Governmental Authority required for the transfer of the Properties from Seller to Buyer as contemplated under this Agreement (excepting consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing), shall have been received or the applicable waiting period (or any extension period) under any Antitrust Law has expired, notice of early termination under any Antitrust Law has been received;

(f) no Order restraining, enjoining, materially impairing, or otherwise prohibiting any part of the Transaction (or granting substantial Losses related to the Transaction) has been issued and no proceeding has been commenced, initiated, or brought by a Governmental Authority or a Third Party (excluding any such matter initiated by a Seller Person after the date hereof) seeking to restrain, enjoin, materially impair, or prohibit any part of the Transaction (or seeking substantial Losses from any Seller Person in connection with the Transaction);

(g) the aggregate value of all Casualty Losses (determined in accordance with Section 3.8 (Casualty Losses and Condemnation)) is less than or equal to 10% of the Base Purchase Price; and

(h) in the event that any Preferential Right holder on the Na Kika Properties exercises its Preferential Right, then the Production Handling Agreement in substantially the form set forth in Exhibit H (the “Production Handling Agreement”) shall be executed and delivered by each of Buyer and Seller in accordance with the sequencing of the Closing as set out in Section 5.6 (Effects of Closing).

5.3	Buyer Conditions. The following are each conditions precedent to Buyer’s performance of any Buyer Closing Obligation:

(a) all Fundamental Representations are true and accurate in all respects, and all other Seller Representations are true and accurate in all material respects, in each case, as of the Execution Date and the Closing Time (without regard to any materiality qualifiers contained therein) as though such representations and warranties were made at such time (other than any such representation and warranty that refers to a specified date, which need only be accurate on and as of such specified date) and in each case giving effect to any Schedule Update Notice or cure rights as set forth in Section 2.6.1 (Schedule Update Notices) or Section 2.6.2 (Notification of Breaches; Curing Inaccuracies, Non-Compliance or Non-Performance Prior to the Closing Time), in each case if permitted by those sections;

(b) Seller has performed or complied with all Seller Obligations in all material respects;

(c) Seller has delivered (or is ready, willing, and able to deliver) all Closing Deliverables required to be delivered as Seller Closing Obligations;

(d) all material consents and approvals of any Governmental Authority required for the transfer of the Properties from Seller to Buyer as contemplated under this Agreement (excepting consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing), shall have been received or the applicable waiting period (or any extension period) under any Antitrust Law has expired, notice of early termination under any Antitrust Law has been received;

(e) no Order restraining, enjoining, materially impairing, or otherwise prohibiting any part of the Transaction (or granting substantial Losses related to the Transaction) has been issued and no proceeding has been commenced, initiated, or brought by a Governmental Authority or a Third Party (excluding any such matter initiated by a Buyer Person after the date hereof) seeking to restrain, enjoin, materially impair, or prohibit any part of the Transaction (or seeking substantial Losses from any Buyer Person in connection with the Transaction);

(f) the aggregate value of all Casualty Losses (determined in accordance with Section 3.8 (Casualty Losses and Condemnation)) is less than or equal to 10% of the Base Purchase Price; and

(g) in the event that any Preferential Right holder on the Na Kika Properties exercises its Preferential Right, then the Production Handling Agreement shall be executed and delivered by each Buyer and Seller in accordance with the sequencing of the Closing as set out in Section 5.6 (Effects of Closing).

(h) during the period following the date on which any Preferential Right holder on the Na Kika Properties has been given notice of its right to exercise its Preferential Right and until the date that is the earlier of (i) five days after the date on which the Buyer Condition set out in Section 5.3(d) has been satisfied or (ii) the Closing Date, no Third Party has, by delivering a written notice to Seller, challenged (i) the validity or effectiveness of any Preferential Right notice issued in connection with this Agreement, (ii) the conditions on which such Preferential Right may be exercised, or (iii) the validity of the Transaction contemplated by this Agreement or by such Preferential Right notice.

5.4

Closing. Subject to Section 5.5 (Closing Logistics), the closing of the transactions contemplated by this Agreement, including the Transaction (collectively, the “Closing”), shall take place at Seller’s offices at 150 N. Dairy Ashford Rd., Houston, Texas 77079, on the date that is three Business Days after the date on which all Buyer Conditions and Seller Conditions have been satisfied or waived, unless the Parties mutually agree to a later date or as otherwise required under Section 4.3.3 (Cure Period) (the “Closing Date”).

5.4.1 Closing Deliverables. Each Party shall execute (or cause to be executed) each of the following Closing Deliverables and deliver it to the other Party:

(a)	the Assignment;

(b)	the Transfer Forms;

(c)	the Guaranty;

(d)	the Closing Statement;

(e)	one DSA executed separately by each Buyer;

(f)

the STUSCO Offtake Agreements; provided however that in the event that the Preferential Right is exercised, only the Coulomb Ridgewood STUSCO Offtake Agreement and the Coulomb Talos STUSCO Offtake Agreement shall be executed and delivered by each Buyer;

(g)	the 2.5% ORRI Agreement; provided, however, that the 2.5% ORRI Agreement shall be executed and delivered by Buyer only if Buyer acquires the Na Kika Properties pursuant to Section 5.6.1(c);

(h)	the Closing Certificate;

(i)	Joint written instructions duly executed by each Party instructing the Escrow Agent to release the Deposit to Seller in accordance with each Buyer’s respective the Escrow Agreement;

(j)	If applicable, original recordable releases of any Liens securing indebtedness of borrowed monies that affect any portion of the Properties; and

(k)	If the Preferential Right is exercised, the Production Handling Agreement.

5.4.2 Closing Purchase Price. Buyer shall pay the Closing Date Payment Amount to Seller (unless Seller has notified Buyer of the transfer of its rights under this Agreement, in which case Buyer shall pay the Closing Purchase Price to the Qualified Intermediary or Exchange Accommodation Titleholder).

5.4.3 Delivery of Security. Each Buyer shall deliver to Seller the kinds and amounts of Security (as defined in the each Buyer’s respective DSA) securing the Decommissioning Obligations as set forth in each DSA.

5.4.4 Nonforeign Status Certificate. Seller (or if Seller is an entity disregarded from its owner for U.S. federal income Tax purposes, its regarded owner) shall execute and deliver to Buyer nonforeign status certificates in the form of Exhibit E (Form of Nonforeign Status Certificate (Seller)).

5.5

Closing Logistics. Before the Parties execute the Closing Certificate, a Party may execute any Closing Deliverable and it will not be deemed that the executed Closing Deliverable is effective or has been delivered to the other Party. If the Parties desire to deliver the Closing Deliverables electronically, the executed Closing Deliverables will be deemed held in escrow by Seller until Seller receives the Closing Purchase Price. Seller shall promptly notify Buyer upon receiving the Closing Purchase Price, and Buyer hereby authorizes Seller to release the Closing Deliverables from escrow in connection with that notification, and it will be deemed that the Closing Deliverables have been delivered to the Parties.

5.6	Effects of Closing.

5.6.1 Effective Time. The Closing will be effective, in each case a Closing Time, as follows:

(a) With respect to the closing of transactions under this Agreement whereby the possession of the Coulomb Properties will be transferred from Seller to Buyer, such closing shall be deemed to occur upon the delivery of the Closing Deliverables at 12:00 p.m. Central Time on the Closing Date.

(b) In the event that any Preferential Right holder on the Na Kika Properties exercises its Preferential Right, then the Production Handling Agreement shall be executed and delivered by Buyer and Seller and such execution shall be deemed to occur at 12:01 p.m. Central Time on the Closing Date; provided that if the closing of the transactions described in Section 5.6.1(a) does not occur for any reason, the Production Handling Agreement shall still be executed and will be effective in accordance herewith as a condition to Closing, including the closing of the transactions described in Section 5.6.1(c).

(c) With respect to the closing of transactions under this Agreement whereby the possession of the Na Kika Properties will be transferred from Seller to Buyer, such closing shall be deemed to occur upon the delivery of the Closing Deliverables at 12:02 p.m. Central Time on the Closing Date.

(d) In the case of clauses (a) and (c) above, possession of the applicable Properties will be transferred from Seller to Buyer upon the delivery of the Closing Deliverables and deemed to occur in accordance with the terms of such clause, but certain risks, liabilities, and benefits related to the ownership of the Properties will be transferred to or assumed by Buyer as of the Effective Time as set out in this Agreement.

5.6.2 Change in Market Conditions. As of the Closing Time, but without limiting any of Buyer’s rights hereunder, as an Assumed Obligation, Buyer assumes all risk of all Losses related to changes in commodity prices, any casualty loss, including a Casualty Loss, and any other market conditions or factors affecting the Properties.

5.6.3 AS IS, WHERE IS. Without limiting the Seller Representations and any other express representations and warranties given by any Seller Person and set forth in the Seller’s Closing Certificate, upon delivery of the Assignment under Section 5.4.1(a) (Closing Deliverables), Buyer shall unconditionally and irrevocably accept the Properties AS IS, WHERE IS, and WITH ALL FAULTS, and in its present condition and state of repair. Without limiting the generality of the foregoing, and without limiting the Seller Representations and any other express representations and warranties given by a Seller Person in the Seller’s Closing Certificate, Buyer acknowledges that the sale of the Properties is subject to, and Buyer agrees to accept the Properties subject to, any and all reservations, exceptions, limitations, contracts, assignments, subleases, farmout agreements, joint or unit operating agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, or unitization agreements, easements and rights-of-way, including all other agreements or instruments in any way relating to the Properties (a) that are of record as of the Effective Time with the BOEM, BSEE or any applicable Secretary of State or parish or county office, (b) that have been made available to Buyer for its review prior to the Execution Date or pursuant to an Interim Period Request Notice approved by the Buyer, or in either case are referred to therein, or (c) that are listed on any exhibit or schedule hereto or in any Schedule Update Notice (if permitted by Section 2.6.1). For the avoidance of doubt, this Section 5.6.3 shall not affect the enforceability or interpretation of any provision in the DSAs, the STUSCO Offtake Agreements or the Production Handling Agreement.

5.6.4 SPECIAL WARRANTY OF TITLE. The Assignment under Section 5.4.1(a) (Closing Deliverables) will provide a special warranty of title by, through and under Seller and its Affiliates, subject to Permitted Encumbrances, in substantially the same form as set forth in Section 2.3.20 (Liens and Encumbrances; Title).

ARTICLE 6.

POST-CLOSING TIME OBLIGATIONS

6.1

Assumed and Retained Obligations. From and after the Closing Time, Buyer shall assume responsibility for and perform all Assumed Obligations, and Seller shall retain responsibility for all Retained Obligations.

6.2

Assignment Documents. Promptly after the Closing Time and from time to time thereafter as necessary, Buyer shall (i) record the executed Assignment and, if applicable, any future grant of an overriding royalty interest in connection with the 2.5% ORRI Agreement in the real property records of Plaquemines Parish, Louisiana, and (ii) file each Transfer Form as to any transfer with BOEM and any other applicable Governmental Authority. Buyer shall use reasonable efforts to obtain the timely and unconditional approval of each Transfer Form and shall perform any obligation or satisfy any condition required by BOEM (or any applicable Governmental Authority) to obtain that approval. No later than ten Business Days after Buyer receives any copy of any recorded assignment, any recorded assignment of a future grant of an overriding royalty interest in connection with the 2.5% ORRI Agreement or any approved Transfer Form, Buyer shall deliver that copy to Seller.

6.3

Notice Letters. Promptly after the Closing Time, Seller shall send (i) marketing notices in the form of Exhibit G-3 (Form of Marketing Notice), and (ii) notices of assignment in the forms of Exhibit G-4 (Form of Assignment Notice (Properties)), to each applicable Third Party.

6.4	Security Arrangements.

6.4.1 DSA. From and after the Closing Time, each Buyer shall comply in all material respects with, and fulfill all of its obligations under, its DSA, in accordance with its respective terms.

6.4.2 Seller’s Security Arrangements. After the Closing Time, Buyer shall reasonably cooperate with Seller in Seller’s efforts to recover from, or have released by, the applicable Governmental Authority each of Seller’s Security Arrangements related to the Properties disclosed on Schedule 2.3.23 (Security Arrangements).

6.4.3 Buyer’s Security Arrangements. From and after the Closing Time, for so long as Buyer owns any Property, Buyer shall remain qualified with BOEM and any other applicable Governmental Authority to own the Properties and maintain all necessary Security Arrangements required by BOEM and any other applicable Governmental Authority to own the Properties.

6.5	Post-Closing Time Transfer Restrictions.

6.5.1 Efforts. After the Closing Time but prior to the Final Settlement Date, Seller, at Seller’s sole cost and expense, shall make commercially reasonable efforts (without the obligation to make any payments (except for any payments required by the existing terms of any agreement underlying such Consent right), to undertake any obligations, to file any Claim or other action or to terminate, amend or modify any Seller Contract (except for the specific waiver sought thereto)) to cause the Consent holder for each Excluded Restriction Property subject to a Consent to consent in writing to Seller’s transfer of that Excluded Restriction Property to Buyer.

6.5.2 Post-Closing Time Events. After the Closing Time but prior to the Final Settlement Date, (i) if any Consent holder consents in writing to Seller’s transfer of a Consent Property to Buyer (whether an Excluded Restriction Property or an Included Restriction Property for which Consent was not obtained before the Closing Time), the Party receiving that holder’s consent shall promptly notify the other Party and deliver a copy of that consent to the other Party and (ii) Seller shall notify Buyer if any Preferential Right holder that properly elected to purchase an Excluded Restriction Property subject to a Preferential Right has failed to timely close the transaction as to that Excluded Restriction Property.

6.5.3 Assignment. After the Closing Time, no later than 15 Business Days after either Party notifies the other Party under Section 6.5.2 (Post-Closing Time Events) that consent was received from any Consent holder as to any Excluded Restriction Property or Seller notifies Buyer under Section 6.5.2 (Post-Closing Time Events) as to any Preferential Right, as applicable, (i) Seller shall transfer the applicable Excluded Restriction Property to Buyer, effective as of the Effective Time, in the form of Exhibit A (Form of Assignment), (ii) Buyer shall accept that Excluded Restriction Property and promptly pay the Allocated Value of that Excluded Restriction Property to Seller, with any adjustment as set forth in this Agreement, and (iii) that Excluded Restriction Property will be deemed to be an Included Restriction Property for all purposes under this Agreement.

6.6	Final Settlement Process.

6.6.1 Wrong Pockets. After the Closing Time and until the Cut-Off Date:

(a) without duplication of any adjustments made pursuant to Section 1.3 (Base Purchase Price Adjustments), if any revenues or other income that are attributable to the ownership of the Properties (i) prior to the Effective Time are received by any Buyer Person or (ii) on or after the Effective Time are received by any Seller Person, in each case, the recipient of such revenues or other income (to the extent not accounted for in the Closing Statement or the Final Settlement Statement) shall pay to, in the event of clause (i), Seller or, in the event of clause (ii), Buyer, in each case, within 15 Business Days after the end of the month in which such revenues or other income were received, and no further adjustments shall be made with respect to such amounts in the Final Settlement Statement;

(b) if any Seller Person receives any invoice for any expense, and payment of that expense is an Assumed Obligation, Seller shall cause that invoice to be rejected and direct the invoicing party to deliver that invoice to Buyer; and

(c) if any Buyer Person receives any invoice for any expense, and payment of that expense is a Retained Obligation, Buyer shall cause that invoice to be rejected and direct the invoicing party to deliver that invoice directly to Seller.

6.6.2 Post-Cut-Off Date Matters. After the Cut-Off Date, subject to Section 9.3 (Reimbursement) and except as set out in the Final Settlement Statement (as may be revised under Section 6.6.6 (Revised Final Settlement Statement), or as finally determined under Article 8 (Dispute Resolution)), Seller will have no obligation as to any Property Expense or entitlement to revenues.

6.6.3 Documentation. No later than the Final Settlement Review Date, Buyer shall provide to Seller evidence, to the extent such evidence is within Buyer’s possession or control and relates to the ownership or operation of the Properties, of all matters that should be accounted for in the Final Settlement Statement to the extent reasonably requested by Seller.

6.6.4 Final Settlement Statement. No later than the Final Settlement Date, Seller shall deliver the Final Settlement Statement to Buyer. In preparing the Final Settlement Statement, Seller shall (i) do so in a manner consistent with this Agreement, including the adjustments and requirements set out in Section 1.3 (Base Purchase Price Adjustments) and Section 1.4 (Revenues and Expenses), (ii) reconcile any estimated amount used to calculate the Closing Purchase Price in the Closing Statement to any actual amount paid or received after the Effective Time, (iii) apply Section 1.3 (Base Purchase Price Adjustments) and Section 1.4 (Revenues and Expenses) to any Excluded Restriction Property transferred under Section 6.5.3 (Assignment), and (iv) include any other amount set out in this Agreement as being included or accounted for in the Final Settlement Statement, in each case, together with available supporting documentation (including any applicable invoices).

6.6.5 Final Settlement Dispute Notice. To assert that any item in the Final Settlement Statement is incorrect, Buyer must deliver the Final Settlement Dispute Notice to Seller within 30 days of the Final Settlement Date. Buyer is deemed to accept any item in the Final Settlement Statement that Buyer does not timely dispute in a Final Settlement Dispute Notice.

6.6.6 Revised Final Settlement Statement. If the Parties agree before the Final Payment Date on any item that Buyer asserted in the Final Settlement Dispute Notice, Seller shall deliver a revised Final Settlement Statement to Buyer reflecting that agreement no later than one Business Day before the Final Payment Date.

6.6.7 Final Settlement Payment. No later than the Final Payment Date, the applicable Party shall pay the other Party the amount owed under the Final Settlement Statement.

6.6.8 Final Settlement Disputes. If the Parties do not reach an agreement within the period provided in Section 6.6.5 (Final Settlement Dispute Notice), the Parties shall exclusively resolve each Final Settlement Dispute under Section 8.2 (Final Settlement Dispute or Casualty Loss Dispute Resolution). The Parties shall negotiate in good faith as to all Final Settlement Disputes and the Parties shall cooperate to correct any manifest errors promptly and fairly.

6.6.9 Payment. No later than ten Business Days after the Parties receive all Professional Determinations for each Final Settlement Dispute under Article 8 (Dispute Resolution), Seller shall deliver a revised Final Settlement Statement to Buyer reflecting those Professional Determinations and the amount paid under Section 6.6.7 (Final Settlement Payment). The applicable Party shall pay the amount owed to the other Party no later than five Business Days after Seller delivers that revised Final Settlement Statement to Buyer.

6.6.10 EXCLUSIVE REMEDY. Without limiting Buyer’s rights and remedies set forth in ARTICLE 7 (Post-Closing Time Remedies), (a) Buyer’s right to deliver a Final Settlement Dispute Notice under Section 6.6.5 (Final Settlement Dispute Notice) and the dispute resolution processes set out in Section 6.6.8 (Final Settlement Disputes) are Buyer’s sole and exclusive Remedies for all items in the Final Settlement Statement, and (b) Buyer waives all other Remedies as to all items in the Final Settlement Statement that Buyer does not dispute in a timely delivered Final Settlement Dispute Notice.

6.7

Transition Matters. Without limiting Seller’s other obligations set forth in this Agreement, Seller shall be responsible for all accounting and marketing activities with respect to the Properties during the Transition Period, including with respect to (i) collecting revenue from sales of Hydrocarbons, (ii) distributing revenue to owners (including royalty interest holders) (to the extent the relevant revenues are received by Seller or its Affiliate), (iii) paying for gas transportation and handling expenses from LACT to onshore, (iv) selling and scheduling of Hydrocarbons, (v) managing contractual obligations (including imbalances) related to marketing, scheduling, nominating, transportation and handling, in each case in connection with the sale of Hydrocarbons and (vi) remitting royalties to the Office of Natural Resource Revenue and timely filing all related regulatory reports (to the extent the relevant revenues or production are received by Seller or its Affiliate). Seller shall promptly (but, no later than fifteen (15) Business Days) following receipt of the revenues attributable to the Properties described in the immediately preceding sentence, deliver to Buyer the corresponding net proceeds and provide Buyer available supporting documentation with respect to the underlying sales transactions and the calculation and determination of such net proceeds. Notwithstanding anything to the contrary set forth in this Section 6.7, Seller’s obligations with respect to the accounting activities shall survive the expiration of the Transition Period until such time that all accounting activities have been performed and completed for the production month in which the expiration of the Transition Period occurs. The cost for the services performed by Seller pursuant to this Section 6.7 shall be paid by Buyer on the following schedule:

Month in which Closing occurs	$0
First and second month after the month in which Closing occurs	$25,000/month
Third and fourth month after the month in which Closing occurs	$50,000/month

Such amounts will be payable by Buyer to Seller on the fifth day of the month in which such payment is due and payable without the necessity of Seller issuing any invoice or other payment reminder to Buyer, though Seller may issue an invoice or other reminder in its sole discretion. Any amounts not paid by the due date by Buyer shall be subject to a 10% annual interest rate accruing daily until payment is made, except that, if at any time the interest charged should exceed the highest rate allowed by applicable Law, the interest rate shall be reduced to the highest rate allowed by applicable Law. In no event shall the Transition Period extend beyond the end of the fourth month following the month in which Closing occurs.

6.8

Bonus Payments. Commencing as of the Closing Date and ending as of December 31, 2027, each Buyer shall make its respective payment described in Exhibit J-2 to Seller. Such payment shall be calculated each calendar month but shall be paid on or before the thirtieth (30) day after the end of each calendar quarter in the aggregate with respect to such quarter (or, if such day is not a Business Day, then the next day that is a Business Day).

6.9

PHA Contingent Payment. To the extent that each Buyer acquires the Na Kika Properties as part of the transactions contemplated hereby, each Buyer shall pay to Seller its Buyer’s Allocated Share of: (a) $10,000,000 contingent upon, and within ten (10) Business Days after, the execution within nine (9) calendar months of the Closing Date of a production handling agreement governing Seller’s processing capacity at the Na Kika facility acquired by Buyer pursuant to this Agreement and in which the party executing such agreement as a producer is not Seller, Buyer or any of their respective Affiliates; and (b) at any time after the condition in clause (a) is satisfied, each Buyer shall pay to Seller its Buyer’s Allocated Share of an additional $10,000,000 within ten (10) Business Days after the delivery of first continuous commercial production under such agreement. For the avoidance of doubt, the satisfaction by Buyer of its obligations in this Section 6.9 with respect to a single production handling agreement and commercial production thereunder shall exhaust such obligations.

6.10

Further Actions. After the Closing Time, each Party shall execute and deliver to the other Party any further instrument or document, and perform any other act, in each case, as may be reasonably necessary to give expeditious effect to the Transaction. With respect to (a) any Excluded Record described in clause (vii) of such definition or (b) any record which, but for it being reasonably available or accessible only to an Affiliate of Seller (as opposed to Seller), would be a “Record” as defined in this Agreement, in the case of each of clause (a) and (b) which may be necessary for the ownership or operation of the Properties, Seller shall use commercially reasonable efforts to provide such Excluded Record or record, as the case may be, to Buyer upon written request of Buyer.

ARTICLE 7.

POST-CLOSING TIME REMEDIES

7.1

EXCLUSIVE REMEDY. After the Closing Time, except as otherwise set out in Section 6.6.10 (Exclusive Remedy) and Section 7.8 (Specific Performance) and except for Fraud, each Party’s sole and exclusive Remedy for all Losses related to any Transaction Claim is each Party’s right to indemnity under this Article 7 (Post-Closing Time Remedies), and each Party waives all other Remedies for all Transaction Claims. Any payment pursuant to the indemnity rights under this Article 7 (Post-Closing Time Remedies) shall be treated for Tax purposes as an adjustment to the Base Purchase Price, except to the extent otherwise required by applicable Law.

7.2

Buyer Indemnity. From and after the Closing Time, each Buyer, severally and not jointly, and only in accordance with each Buyer’s Allocated Share, shall indemnify and hold harmless all Seller Group Persons from and against all Losses related to or arising out of any Buyer Indemnified Claim, REGARDLESS OF FAULT. Buyer releases all Seller Group Persons from all Buyer Indemnified Claims, REGARDLESS OF FAULT. Notwithstanding the foregoing, Buyer shall not be required to indemnify Seller Group for matters with respect to which Seller is required to indemnify Buyer under Section 7.3 at the time the Claim Notice is presented, if such Claim Notice is presented during the applicable Claim Period and then only with respect to matters specifically set forth in such Claim Notice.

7.3

Seller Indemnity. From and after the Closing Time, Seller shall indemnify and hold harmless all Buyer Group Persons from and against all Losses related to or arising out of any Seller Indemnified Claim, REGARDLESS OF FAULT. Seller releases all Buyer Group Persons from all Seller Indemnified Claims, REGARDLESS OF FAULT.

7.4	Seller Indemnity Limits. The terms of Section 7.3 (Seller Indemnity) are expressly subject to the limits in Section 7.4 (Seller Indemnity Limits) and Section 7.5 (Mutual Indemnity Limits).

7.4.1 Claim Period. Seller is not obligated to indemnify any Buyer Group Person against any Loss unless Buyer delivers a valid Claim Notice to Seller for that Loss before the end of the applicable Claim Period.

7.4.2 Indemnity Table. The Indemnity Table contains the applicable Claim Period for each Seller Indemnified Claim:

Claim Period
Any inaccuracy of a Fundamental Representation	60 months

The Seller Representation in Section 2.3.9 (Tax Matters) or the Seller Obligations set forth in Article 9	Statute of Limitations, plus 60 days.

Any inaccuracy of a Seller Representation that is not a Fundamental Representation nor the Seller Representation in Section 2.3.9 (Tax Matters)	12 months

Each Retained Obligation	24 months

Any breach of a Pre-Closing Seller Obligation other than those set forth in Article 9	12 months

Any breach of a Seller Obligation that is to be performed after Closing	24 months; provided that, the Seller Obligation described in Section 6.8 shall survive for 5 years

7.4.3 Dollar Limitations.

(a) As to Seller Indemnified Claims for inaccuracies in any Seller Representations other than a Fundamental Representation or the Seller Representation set forth in Section 2.3.9 (except as to Fraud):

(i) Threshold. Seller is not obligated to indemnify or hold harmless any Buyer Group Person against any Loss that is less than the Indemnity Threshold (determined on a Claim-by-Claim basis);

(ii) Deductible. Seller is not obligated to indemnify or hold harmless any Buyer Group Person against any Loss unless the sum of all Losses of the Buyer Group Persons is greater than the Indemnity Deductible, and then only to the extent that Buyer Group’s Losses are greater than the Indemnity Deductible; and

(iii) Cap. Seller is not obligated to indemnify or hold harmless any Buyer Group Person against any Loss to the extent the sum of all Losses for which Seller has indemnified the Buyer Group Persons is greater than the Indemnity Cap.

7.4.4 Seller’s Aggregate Liability. Seller’s aggregate liability for all Losses related to Transaction Claims will not exceed the amount equal to 100% of the sum of the Allocated Values reflected in the Allocated Value Schedule.

7.4.5 Effect of Materiality Qualifiers. All of the Seller Representations set forth in this Agreement and the Closing Certificate delivered in connection with Section 5.4.1(h) that are qualified by the terms “material” or words of similar import or effect shall be deemed to have been made without any such qualification, for purposes of this Article 7, solely for the purposes of determining the amount of any Losses in connection with a breach of such Seller Representation.

7.5	Mutual Indemnity Limits.

7.5.1 Recovered Amounts. If an Indemnified Person recovers an amount from a Third Party for a Loss for which that Indemnified Person has been indemnified under this Agreement, the Indemnified Person shall promptly deliver that amount to the Indemnifying Party (but only up to the amount paid by the Indemnifying Party for that Loss). Any reimbursement under this Section 7.5.1 (Recovered Amounts) will be disregarded for purposes of calculating amounts under Section 7.4.3(a)(ii) (Deductible) and Section 7.4.3(a)(iii) (Cap).

7.5.2 No Adjustments. Any increase or decrease to the Base Purchase Price pursuant to Section 1.3 will be made without duplication as to any amount for which an Indemnified Person has been indemnified under this Agreement.

7.5.3 Insurance. No Person is entitled to indemnity under this Agreement for any Loss to the extent insurance proceeds have actually been received by that Indemnified Person for that Loss, less and except costs and expenses incurred in obtaining such insurance.

7.5.4 Excluded Damages. No Person is entitled to indemnity under this Agreement for any Excluded Damages. Each Party waives any right to seek any Excluded Damage related to any Transaction Claim.

7.5.5 Other Excluded Losses. No Person is entitled to indemnity under this Article 7 for any Loss related to (i) that Person’s gross negligence or willful misconduct; (ii) any Final Settlement Dispute (other than a Loss resulting from a Party’s refusal to pay as a result of any Professional Determination); (iii) any matter for which the Base Purchase Price has been increased or decreased under this Agreement, to the extent so adjusted; (iv) any Claim for which a valid Claim Notice is not delivered under Section 7.6 (Claim Notice); (v) any Claim that a Party is obligated not to assert under this Agreement, including any Claim that has been waived or released by that Person; or (vi) any Third-Party Claim that is compromised or settled (x) under Section 1 (Election to Defend) of Appendix B (Third-Party Claims) without the other Party’s consent or (y) over a Party’s objection under Sections 5(a) or 5(b) (Election to Not Defend) of Appendix B (Third-Party Claims).

7.6

Claim Notice. To seek indemnity or defense, or both, under this Agreement, a Party must deliver a Claim Notice to the other Party. For a Third-Party Claim, a Party must deliver the Claim Notice to the other Party within 30 days after the Party seeking indemnity receives service of the Third-Party Claim. An invalid Claim Notice will not be effective for any purpose under this Agreement. For a Claim Notice to be valid, a Party must (i) properly complete and timely deliver the Claim Notice to the other Party, (ii) for a Third-Party Claim, include a copy of any papers served against and received by that Party, and (iii) for a Direct Claim, include a general description of the Loss.

7.7	Defense. The provisions in Appendix B (Third-Party Claims) govern the defense of Third-Party Claims.

7.8

Specific Performance. If, after the Closing Time, either Party is in breach of any obligation under this Agreement, the non-breaching Party may seek to enforce specific performance of that obligation without (a) the requirement of proving actual damages or posting of a bond or other security or (b) without prejudice to any other rights or remedies available to either Party under this Agreement.

7.9	Waiver of Right to Rescission. After the Closing Time, each Party waives any right to rescind this Agreement or any Transaction.

7.10	WAIVERS OF CONSUMER RIGHTS.

7.10.1 TEXAS CONSUMER PROTECTION. Buyer waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41, et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Buyer voluntarily consents to this waiver. Further, Buyer waives all other consumer protection laws of Texas, or of any other state, that may be applicable to the Transaction, and that may be waived by Buyer.

7.10.2 REDHIBITION. Buyer expressly (i) waives the warranty of fitness for intended purposes or guarantee against hidden or latent redhibitory vices under Louisiana law, (ii) waives all rights in redhibition under Louisiana Civil Code Article 2475 and Articles 2520 through 2548; (iii) acknowledges that this express waiver shall be considered a material and integral part of the Transaction and the consideration under the Transaction; and (iv) acknowledges that this waiver has been brought to the attention of Buyer, has been explained in detail and that Buyer has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Properties.

7.10.3 UTPCPL. To the extent applicable to any Property, Buyer hereby waives the provisions of the Louisiana Unfair Trade Practices and Consumer Protection Law (La. R.S. 51:1402, et seq.).

7.11

No Recourse Against Third Parties. Only the Parties may bring Transaction Claims against each other. No Seller Group Person or Buyer Group Person, other than the Parties, will be responsible for any Transaction Claim. Each Party waives any right to make any Transaction Claim against any Third Party, including attempts to bypass the entity form of a Party or impose a Party’s liability on a Third Party under any legal or equitable theory.

7.12

Third Party Beneficiaries. Except for the Parties, (i) the Seller Group Persons are Third Party beneficiaries of Section 2.2.15 (No Reliance), Section 6.6.10 (Exclusive Remedy), Section 7.1 (Exclusive Remedy), Section 7.2 (Buyer Indemnity), and Section 7.11 (No Recourse Against Third Parties), and (ii) the Buyer Group Persons are Third Party beneficiaries of Section 7.3 (Seller Indemnity) and Section 7.11 (No Recourse Against Third Parties). Nothing in this Agreement confers on any other Third Party any Remedies under this Agreement or constitutes any other Person a Third Party beneficiary of this Agreement.

ARTICLE 8.

DISPUTE RESOLUTION

8.1	Agreement Dispute Resolution.

8.1.1 Venue. Except as provided otherwise in Section 8.2 (Final Settlement Dispute or Casualty Loss Dispute Resolution), all Claims, controversies or disputes with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement, any Transaction Document or the Transaction will be litigated solely and exclusively in the state or federal courts located in Houston, Harris County, Texas, and each Party irrevocably submits to the jurisdiction of such courts in respect of any Claim arising out of or related to this Agreement.

8.1.2 Governing Law; Jurisdiction. This Agreement and any Claim arising under or related to this Agreement, any Transaction Document or the Transaction will be construed, interpreted, governed, and enforced exclusively under Texas Law, without giving effect to any conflict-of-law rule or other principle that might direct the application of another jurisdiction’s Law. All Parties consent to the exercise of personal jurisdiction by the federal or state courts located in Houston, Harris County, Texas for any Claim arising out of this Agreement, any Transaction Document or the Transaction, provided that nothing in this Section 8.1.2 waives a Party’s right to remove a Claim from state court to federal court.

8.1.3 Waiver. The Parties waive to the fullest extent permitted by applicable Law any right to a trial by jury in any Claim brought by any Party against another in any matter whatsoever arising out of, in relation to or in connection with this Agreement.

8.2	Final Settlement Dispute or Casualty Loss Dispute Resolution.

8.2.1 Professional Selection. In the case of any Final Settlement Dispute, no later than five Business Days after the Final Payment Date, or in the case of any Casualty Loss Dispute, no later than five Business Days after the Parties have failed to agree on the matters set out in any Casualty Loss Dispute Notice pursuant to Section 3.8.3, the Parties shall cooperate to contact the Professional to request its services in resolving each Final Settlement Dispute or Casualty Loss Dispute, as applicable. If any Professional declines or is unable to serve, the Parties shall instruct the Houston office of the AAA to select a replacement of similar qualifications to the Professional. The Professional will not act in an arbitral capacity. The AAA Rules and the Federal Arbitration Act do not apply to resolution of Final Settlement Disputes or Casualty Loss Dispute, as applicable, under this Section 8.2 (Final Settlement Dispute or Casualty Loss Dispute Resolution).

8.2.2 Professional Instructions. After the Parties and the Professional execute an engagement letter setting out the terms of the Professional’s service, the Parties shall jointly instruct that Professional to deliver to the Parties its Professional Determination for each Final Settlement Dispute or Casualty Loss Dispute, as applicable, no later than 60 days after the engagement letter is fully executed. The Parties shall jointly instruct the Professional to exclusively apply this Section 8.2 (Final Settlement Dispute or Casualty Loss Dispute Resolution) in resolving the Final Settlement Dispute or Casualty Loss Dispute, as applicable.

8.2.3 Documentation. No later than five Business Days after the engagement letter is fully executed, the Parties shall cooperate to deliver to that Professional a copy of this Agreement, the Final Settlement Statement and the Final Settlement Dispute Notice or the Casualty Loss Notice and Casualty Loss Dispute Notice, as applicable, including any attachments to those documents as originally delivered under this Agreement. For any Final Settlement Dispute, Seller may deliver to the Professional additional information to support any calculation set out in the Final Settlement Statement, and for any Casualty Loss Dispute, either Party may deliver additional information to support its calculation of the value of any Casualty Losses or any other matter set out in the Casualty Loss Dispute Notice.

8.2.4 Proposal Submission. For each Final Settlement Dispute or Casualty Loss Dispute, as applicable, in addition to Section 8.2.3 (Documentation), no later than 15 days after the engagement letter is fully executed, each Party shall submit its proposal for resolving that Final Settlement Dispute or Casualty Loss Dispute, as applicable, to the Professional. The proposal must set out that Party’s final position for the Final Settlement Dispute or Casualty Loss Dispute, as applicable, which may differ from that Party’s position as set out in the Closing Statement, the Final Settlement Statement, or the Final Settlement Dispute Notice or the Casualty Loss Notice or Casualty Loss Dispute Notice, as applicable. Neither Party will be entitled to review the other Party’s proposal before it is submitted to the Professional.

8.2.5 Professional Determination. The Parties shall instruct the Professional, in making its Professional Determination, to (i) not award damages or interest to, or assess a penalty against, either Party, and (ii) select only one Party’s proposal submitted under Section 8.2.4 (Proposal Submission).

8.2.6 Professional Communication. Except for a proposal submitted under Section 8.2.4 (Proposal Submission), no Buyer Group Person or Seller Group Person may communicate with the Professional about any Final Settlement Dispute or Casualty Loss Dispute, as applicable, unless it is in writing, with a copy to the other Party, or at a meeting to which each Party is invited with at least five Business Days’ notice.

8.2.7 Final Professional Determination. The Professional Determination will be final and binding on the Parties and will be enforceable by either Party against the other Party in any court of competent jurisdiction.

ARTICLE 9.

TAXES

9.1

Asset Taxes. Seller will be allocated and shall bear all Asset Taxes attributable to any Tax period ending before the Effective Time and the portion of any Straddle Period ending immediately before the Effective Time and Buyer will be allocated and shall bear all Asset Taxes attributable to any Tax period beginning at or after the Effective Time and the portion of any Straddle Period beginning at the Effective Time.

9.1.1 Apportionment; Payment. If, at the Closing Time, Seller has not caused any Asset Tax to be paid for the Tax year that includes the Effective Time, Buyer shall file all required reports and Tax Returns incident to that Asset Tax and pay that Asset Tax for that Tax year and all subsequent periods. Asset Taxes imposed on a periodic basis pertaining to a Straddle Period will be allocated between the portion of the Straddle Period ending immediately before the Effective Time and the portion of the Straddle Period beginning at the Effective Time by prorating the Asset Tax based on the number of days in the applicable Straddle Period that occur before and after the Effective Time; provided, however, that any Asset Tax that is based on sales or receipts or that is imposed on a transactional basis will be allocated to the period (or portion of a Straddle Period) in which the transaction giving rise to that Asset Tax occurred.

9.1.2 Credits. If any Seller Person applies any Tax credit from any Tax period ending prior to the Effective Time to reduce any Asset Tax, the application of that Tax credit will be deemed to be an Asset Tax that Seller has paid.

9.2

Other Taxes. Each Party will be responsible for its own state and federal income Taxes, if any, that result from the Transaction. All Transfer Taxes in connection with this Transaction shall be borne one-half by Seller and one-half by Buyer. If Seller determines that any Transfer Tax is due, the Parties shall cooperate in determining an allocation of the Base Purchase Price for calculating that Transfer Tax, and the Parties shall reasonably cooperate in good faith in taking steps that would minimize or eliminate any Transfer Taxes, to the extent permissible under applicable Law. If required by Law, Seller shall, in accordance with that Law, prepare and timely file all Transfer Tax Returns and calculate and remit to the appropriate Governmental Authority any required Transfer Tax.

9.3

Reimbursement. After the Final Settlement Date, if either Party pays any Tax that the other Party is responsible for under this Agreement, and that payment is not accounted for in the Final Settlement Statement, the nonpaying Party shall promptly reimburse the paying Party for its proportionate share of those Taxes no later than ten Business Days after the paying Party delivers evidence of payment to the nonpaying Party.

9.4	Reporting.

9.4.1 Information. Each Party shall deliver to the other Party any information that is reasonably required to comply with any Tax reporting requirement, financial reporting requirement, or audit, litigation, examination or other proceeding, in each case, with respect to Taxes as to any Property (a “Tax Proceeding”), unless that information is contained in an Excluded Record. Each Party shall retain and provide, upon request of the other Party, such Records and information which are reasonably relevant to any Tax Return or Tax Proceeding and shall make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall promptly notify the other in writing upon receipt of written notice of any Tax Proceeding with respect to Taxes relating to or in connection with the Properties. The Parties agree to retain all books and records with respect to Tax matters relating to or in connection with the Properties relating to any Tax period beginning before the Effective Time until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

9.4.2 Allocation. The Parties shall use commercially reasonable efforts to agree to a Tax Allocation. Buyer shall prepare and deliver a draft of the Tax Allocation no later than 60 days after the Final Settlement Date, and the Parties shall cooperate in good faith to consider any comments of the other Party and update the Tax Allocation to reflect same. If the Parties agree as to the Tax Allocation, the Parties shall (i) make efforts to update the Tax Allocation under Section 1060 of the Tax Code for any adjustment to the Base Purchase Price under this Agreement and (ii) report (and cause their Affiliates to report) consistently with the Tax Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which the Parties shall timely file with the IRS. If the Parties cannot agree as to the Tax Allocation, each Party may determine its own allocation and file its own IRS Form 8594. Nothing in this Section 9.4.2 (Allocation) will unreasonably impede a Party in negotiating, compromising, or settling any proceeding related to the Tax Allocation.

9.4.3 Values. Neither Party shall take any position in preparing any financial statement, Tax Return, or report to shareholders or any Governmental Authority that is inconsistent with the Allocated Value Schedule or the Tax Allocation.

ARTICLE 10.

ACKNOWLEDGMENTS

10.1	Negotiations. Each Party acknowledges that:

(a) this Agreement was negotiated and its terms are not boilerplate;

(b) the Parties are and have been represented by competent counsel;

(c) the Parties are knowledgeable in business matters generally and as to the oil and gas industry specifically;

(d) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations;

(e) despite any previous business arrangement that might exist between the Parties, the Parties have no special relationship that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction;

(f) the Parties have jointly prepared this Agreement;

(g) this Agreement should not be construed for or against either Party (and no inference or presumption should be made, nor burden of proof applied) because of which Party drafted any portion of this Agreement, which Party supplied the form of Agreement, or any other event of negotiating, drafting, or executing this Agreement; and

(h) the Parties have read and understood the “Important Notice” set out in each signature page.

10.2

Deposit. Each Party acknowledges that (i) Seller may be entitled to the Deposit under Section 4.4.4 (Seller’s Remedy) as liquidated damages and not as a penalty under the circumstances set out in that section, (ii) the amount of Losses that Seller is likely to incur in those circumstances is incapable of estimation (or is difficult to precisely estimate), and (iii) the amount of the Deposit bears a reasonable relationship to the Losses that Seller is likely to incur in those circumstances.

10.3

Negotiated Amounts. Each Party acknowledges that (i) the Deposit and all other hardwired monetary amounts in this Agreement are negotiated amounts, are not based on a percentage of the Base Purchase Price (except where expressly based on a percentage of the Base Purchase Price), and will not be reduced under any circumstance (except with respect to the negotiated amounts based on a percentage of the Base Purchase Price used or contemplated in Articles 5 or 7, which, in each case, will be modified for any reduction in the Base Purchase Price) and (ii) neither Party would have entered into an agreement to transfer any Property if the Deposit or any other hardwired monetary amount were other than as set out in this Agreement.

10.4

Negotiated Deadlines and Dates. Each Party acknowledges that (i) the deadline for performance of an obligation or satisfaction of a condition set out in this Agreement is a negotiated deadline, (ii) the Target Closing Date, the Outside Date and any other date included in any Seller Condition or Buyer Condition is a negotiated date, and (iii) that neither Party would have entered into an agreement to transfer any Property if any deadline or date were other than as set out in this Agreement. Time is of the essence of each of those deadlines and dates.

10.5

Notices. Each Party acknowledges that failure to fully comply with the requirements for any notice set out in this Agreement will (i) severely impair the purpose of the notice, (ii) cause prejudice to the Party receiving that notice, and (iii) result in that notice being invalid for all purposes under this Agreement, regardless of whether any Party substantially complies with the requirements of any notice.

10.6

Materiality. Each Party acknowledges that (i) the term “material” and its derivatives do not refer to any hardwired monetary amount set out in this Agreement, (ii) for purposes of any Seller Representation or Buyer Representation, materiality refers to a level of significance from the perspective of a reasonable Person in Buyer’s or Seller’s, respectively, position, and (iii) for purposes of any Buyer Condition or Seller Condition, materiality refers to a level of significance that would have affected any decision of a reasonable Person in the applicable Party’s position to enter into this Agreement or to consummate this Transaction, with and at the Base Purchase Price, adjustments thereto, and other monetary amounts set forth herein.

10.7

Allocated Values. Each Party acknowledges that the allocation of the Base Purchase Price set out in the Allocated Value Schedule is reasonable for all purposes, including for determining the value of any Property as to any Consent or Preferential Right.

10.8

Governmental Approvals. Each Party acknowledges that (i) Buyer is assuming the Assumed Obligations as of the Closing Time regardless of the timing of any Governmental Authority approval, and (ii) the Governmental Authority approvals under Section 6.2 (Assignment Documents) are ministerial in nature and any delay, refusal, or conditionality of any of those approvals does not limit Buyer’s assumption of the Assumed Obligations as between Seller and Buyer.

10.9	Fair Notice and Express Negligence. Each Party acknowledges that:

(a) each indemnity, release, waiver, disclaimer, and assumption provision set out in this Agreement is conspicuous and complies with Texas Law regarding fair notice requirements;

(b) each indemnity, release, waiver, disclaimer, and assumption provision set out in this Agreement applies REGARDLESS OF FAULT, to the maximum extent permitted by any Law; and

(c) the phrase REGARDLESS OF FAULT in any indemnity or release provision set out in this Agreement indicates that the scope of that indemnity or release includes an Indemnified Person’s own negligence or the strict liability of an Indemnified Person.

10.10

Money Damages. Each Party acknowledges that, after the Closing Time, (i) the payment of money, subject to Article 7 (Post-Closing Time Remedies), will be adequate compensation for any Losses related to any Transaction Claim and (ii) this Agreement or the Transaction may not be rescinded.

10.11

NORM. Each Party acknowledges that (i) the Properties have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other materials located on or under the Leases, Wells, Units, or associated with the Properties; (ii) equipment and sites included in the Properties may contain asbestos or NORM; (iii) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (iv) the wells, materials, and equipment located on the Leases, Wells, or Units may contain NORM or asbestos; (v) NORM and asbestos containing material may have come in contact with the environment; and (vi) special procedures may be required for the remediation, removal, transportation or disposal of soil, asbestos, and NORM, in each case, from the Properties.

10.12

Insurance Matters. Each Party acknowledges that, after the Closing Time, (i) no insurance coverage for the Properties will be provided by Seller, (ii) all rights or Claims, known or unknown, related to Seller’s insurance coverage constitute a part of the Excluded Properties, and (iii) no Claim regarding any matter related to the Properties, REGARDLESS OF TIME, may be made against any Seller Person’s insurance coverage by any Buyer Group Person (or any Person subrogated to the rights of any Buyer Group Person).

10.13

Effect of Acknowledgments. The acknowledgments in this Article 10 (Acknowledgments) will be deemed to be stipulated facts in any Transaction Claim and these acknowledgements will be binding and accepted as true without the need for further proof or evidence.

ARTICLE 11.

MISCELLANEOUS

11.1

Attachments. The attached appendixes, schedules, exhibits, the cover page, and the pages titled Table of Contents and Appendixes, Schedules, and Exhibits are made a part of this Agreement for all purposes.

11.2	Interpretation.

(a) Capitalized terms defined in this Agreement apply to the singular and plural forms of each capitalized term. When a singular capitalized term is used as a plural, the definition for that term will be interpreted as if all necessary changes to that definition have been made so that it is grammatically consistent with the use of that plural capitalized term, and conversely when a plural capitalized term is used as a singular.

(b) References to any contract or agreement (including any Lease, Seller Contract, or Unit) are to that contract or agreement as amended, ratified, modified, extended, or otherwise supplemented, in each case, regardless of whether of public record.

(c) Each accounting term not otherwise defined in this Agreement will be interpreted in accordance with GAAP and Council of Petroleum Accountants Society Standards.

11.3	Certain Usages.

(a) The term “any” means “any one or more”.

(b) The term “breach” means a breach or default with or without notice, the lapse of time, or both.

(c) Except as required by applicable Law or recording requirements, the term “executed” includes electronic signatures (including DocuSign and Adobe Sign) and such electronic signatures shall have the same force and effect as original signatures.

(d) The term “includes” or any derivative means “includes but is not limited to” or its corresponding derivative meaning.

(e) The term “obligation” means “any covenant, obligation, responsibility, liability, or duty, whether express, statutory, or implied”.

(f) The term “ordinary course” means the “ordinary course of the normal day-to-day operations of the applicable Person” and may have different application as between Seller and Buyer.

(g) The term “revenue” includes any benefit, credit, income, proceed, or revenue.

(h) The term “transfer” means “sell, convey, transfer, or assign”.

(i) The phrase “in the form of” means “in a form substantially the same as”.

(j) The phrase “make available” or any of its derivatives means available by email, through a shared internet site, or through delivery of a thumb drive.

(k) The phrase “related to” or any of its derivatives means “arising out of, related to, or in connection with”. The phrase “arising out of”, when standing alone, intentionally excludes “related to or in connection with”.

(l) The phrase “to the extent” means the degree to which a subject or other thing extends and is synonymous with “INSOFAR AND ONLY INSOFAR AS” and does not mean “if”.

11.4

Dates and Times. This Agreement refers to a generic day, a generic month, and the defined term Business Day. The generic day refers to any calendar day. The generic month refers to any calendar month. Business Day is defined in Appendix A (Definitions). All times in this Agreement refer to prevailing Central Time. Each of the following rules apply to all dates in this Agreement:

(a) Whenever the phrase “no later than” is used, that phrase means “no later than 5:00 p.m. on” a certain date, unless that date is not a Business Day, in which case it means 5:00 p.m. on the next Business Day.

(b) Whenever the term “before” refers to a period ending before a certain day or Business Day, that period ends at 5:00 p.m. on the preceding day or Business Day.

(c) Whenever the term “after” refers to a date based on the number of days or Business Days after a certain event or date, the first day or Business Day of the applicable period begins on the day or Business Day immediately following that event or date and ends at 5:00 p.m. on the last day or Business Day of the prescribed period. If the last day is not a Business Day, that period ends at 5:00 p.m. on the next Business Day.

11.5

Deadlines. For a deadline on an action that a Party may but is not obligated to take, action taken after the deadline is ineffective. For example, if a Party delivers any notice to the other Party after the applicable deadline set out in this Agreement, and delivery of that notice is discretionary, it will be considered that no notice was delivered. For a deadline on an action that a Party is obligated to take, action taken after the deadline is a breach of this Agreement. For example, if performance of an obligation is required by a certain date, failure to perform by that date is a breach of that obligation, but does not, in and of itself, mean that the associated action is ineffective.

11.6	Notices.

(a) Any admission, approval, communication, consent, denial, instruction, notice, permission, or request, in each case, required or permitted under this Agreement (i) must be in writing (which includes email), (ii) must be delivered by (A) email (subject to Section 11.6(b)), (B) certified U.S. mail, or (C) commercial delivery service (in the case of the foregoing clauses (B) and (C), with receipt requested), and (iii) will be deemed to be properly delivered when received by all applicable recipients set out in the table below. If delivered after 5:00 p.m., it will be deemed to have been delivered on the next Business Day. A Party may change any delivery address or any listed recipient by notifying the other Party under this Section 11.6.

(b) In the case of notices delivered by email, the receiving Party shall affirmatively acknowledge receipt of such notice, and such acknowledgement shall exclude any automatic responses or receipts.

For Seller

Email

Parag Mathur Deal Lead – Acquisitions, Divestments & New Business Development [omitted]	Rachel Smith Deal Lead – Acquisitions, Divestments & New Business Development [omitted]

US Mail/Commercial Delivery Service

150 N. Dairy Ashford Road Houston, Texas 77079 Attn: Parag Mathur Deal Lead – Acquisitions, Divestments & New Business Development	150 N. Dairy Ashford Road Houston, Texas 77079 Attn: Rachel Smith Deal Lead – Acquisitions, Divestments & New Business Development

For Buyer (Talos)

Email

William S. Moss III EVP & General Counsel [omitted]	Dawn Peyton VP Corporate Development [omitted]

US Mail/Commercial Delivery Service

333 Clay Street, Suite 3000 Houston, Texas 77002 Attn: William S. Moss III EVP & General Counsel	333 Clay Street, Suite 3000 Houston, Texas 77002 Attn: Dawn Peyton VP Corporate Development

For Buyer (Ridgewood)

Email

Chad Knips Senior Vice President - Business Development [omitted]

US Mail/Commercial Delivery Service

1254 Enclave Parkway Houston, Texas 77077 Attn: Chad Knips Senior Vice President - Business Development

11.7	Confidentiality.

11.7.1 Confidential Information. Except for any disclosure necessary to perform any obligation that a Party is required to perform under this Agreement during the Interim Period, or as required by Law or the rules of any applicable stock exchange, and without limiting Buyer’s rights set forth in Section 11.7.2 (Financing), (i) the existence of this Agreement and the terms of this Agreement, and (ii) any information that Seller delivers to Buyer under this Agreement, in each case, will constitute “Confidential Information” under the Confidentiality Agreement and the Confidentiality Agreement is deemed to be amended accordingly.

11.7.2 Financing. Notwithstanding anything to the contrary in the Confidentiality Agreement, Seller consents to Buyer’s disclosure of this Agreement, the other Transaction Documents, and any other information relating to the Transaction to any bona fide potential debt or equity financing sources (and their respective advisors), to the extent necessary or reasonably required to obtain debt or equity financing for the purpose of this Transaction;

provided, that such Persons are advised of the confidential nature of such information and are bound by confidentiality undertakings no less restrictive than those contained in the Confidentiality Agreement; and provided further that Buyer shall remain responsible to Seller for the breach of any provision of the Confidentiality Agreement or any such confidentiality undertakings by such Persons.

11.7.3 Termination. If this Agreement is terminated, the Confidentiality Agreement will be deemed to be amended to extend the term set out in Clause 18 (Term) of the Confidentiality Agreement until the date that is two years after the termination date of this Agreement.

11.7.4 Post-Closing Time Obligations. Effective as of the Closing Time, the Confidentiality Agreement will be deemed to be amended to (i) extend the term set out in Clause 18 (Term) of the Confidentiality Agreement two years after the Closing Time, (ii) limit the definition of “Confidential Information” to the terms of this Agreement and any information that Seller discloses to Buyer in any data room or under this Agreement that is not solely related to a Property, and (iii) permit disclosure of any “Confidential Information” (as that term is amended) as reasonably necessary to comply with the terms of this Agreement or otherwise required by applicable Law. Effective as of the Closing Time and for two years thereafter, except as reasonably necessary to comply with the terms of this Agreement or otherwise required by applicable Law, Seller shall keep strictly confidential the (x) terms of this Agreement, (y) the Records and (z) all confidential information, data, documents and other instruments disclosed to Seller by or on behalf of Buyer; provided, however, that Seller’s confidentiality restrictions and obligations set forth herein are subject to the exceptions set forth in Section 2 of the Confidentiality Agreement (as though the same apply to Seller, and not Buyer).

11.8

Public Announcements. Neither Party may issue a press release, statement, or other public announcement or engage with any member of the press, in each case, related to this Agreement, without the other Party’s written approval of the form, substance, timing, and location of that press release, statement, announcement, or engagement (not to be unreasonably withheld, conditioned or delayed), except for such matters as a Party determines, based on advice of its counsel, to be required by Law or the rules of any stock exchange.

11.9

Transaction Expenses. Each Party shall pay its own expenses related to its evaluation, negotiation, and completion of the Transaction, including all consultants’ fees, attorneys’ fees, accountants’ fees, and similar expenses and any expense associated with a transfer of its rights under this Agreement to a Qualified Intermediary or an Exchange Accommodation Titleholder. The Parties shall bear its own share of fees for matters arising under Article 8 (Dispute Resolution), except that if a Party initiates any proceeding as to any Professional Determination, the fees for that proceeding will be apportioned between the Parties based on the aggregate dollar amount in dispute and the relative inverse of a Party’s recovery as determined by the Professional (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Professional, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Professional). Buyer shall pay (i) all fees required by any Governmental Authority to recognize or approve any transfer, except as otherwise set forth in this Section 11.9 or Section 3.7.1(a) (Filings), with respect to the Merger Control Filings, and (ii) recording and filing fees for any document that this Agreement sets out must be recorded or filed.

11.10	Payment Method. All payments due to a Party under this Agreement must be made by wire transfer in immediately available funds to an account instructed by the payee.

11.11

Survival. All provisions of this Agreement will survive the delivery of the Closing Deliverables and will not be merged into or superseded by the Closing Deliverables. The provisions of this Agreement will survive the delivery of the Closing Deliverables in accordance with the terms of this Agreement, except that each Seller Representation will survive only for the limited purpose of enabling Buyer to make a Claim for indemnity under Article 7 (Post-Closing Time Remedies) during the applicable Claim Period that occurred before the Closing Time.

11.12	Incorporation. To the fullest extent permitted by Law, subject to Section 11.11 (Survival), all provisions of this Agreement are hereby incorporated by reference into the Assignment.

11.13

Fully Integrated Agreement. This Agreement constitutes the fully integrated agreement between the Parties as to the Transaction, and supersedes all previous arrangements and understandings, whether written or oral, between the Parties as to the Transaction.

11.14	Amendment. The Parties may only amend this Agreement in writing, and that writing must be identified as an amendment to this Agreement and must be executed by each Party’s authorized representative.

11.15

Conflicts. If any information set out in the cover page or in any page titled Table of Contents or Appendixes, Schedules, and Exhibits conflicts with or is inconsistent with the body of this Agreement, the body of this Agreement will prevail. If any term of any delivered Closing Deliverable conflicts with or is inconsistent with this Agreement, this Agreement will prevail. If any provision of this Agreement is excluded from any delivered Closing Deliverable, that omission will not constitute a conflict or inconsistency. If any term of any exhibit to this Agreement conflicts with or is inconsistent with the corresponding delivered Closing Deliverable, that Closing Deliverable will prevail.

11.16

Transfer. No assignment or transfer of this Agreement by a Party shall relieve the assignor or transferor of its obligations under this Agreement without an express written release executed by the other Parties, which may be withheld for any reason. Notwithstanding the foregoing, Seller may transfer any of its rights under this Agreement to a Qualified Intermediary or an Exchange Accommodation Titleholder in connection with a Like-Kind Exchange; provided, that no such transfer shall relieve Seller of any of its duties, obligations, liabilities, or responsibilities under this Agreement, all of which shall remain in full force and effect as though no such transfer had occurred.

11.17

Successors and Assignees. This Agreement binds and inures to the benefit of Buyer and Seller and each of their respective permitted successors and assignees. If Buyer transfers any Property, this Agreement will remain in effect between the Parties as to that Property, regardless of that transfer. As to the applicable Property transferred, Buyer shall require its successor or assignee to expressly assume all Buyer Obligations under this Agreement, including the Assumed Obligations. Any purported transfer of any Property in breach of this Section 11.17 will be void.

11.18

Severability. If any Governmental Authority finds any provision of this Agreement to be unenforceable, that provision will be modified as necessary to make it enforceable. If that provision cannot be modified to make it enforceable, it will be deemed to be deleted, and the remainder of this Agreement will continue in force. If any Governmental Authority finds any time constraint under this Agreement to be unenforceable under Texas Civil Practice and Remedies Code § 16.070, that time constraint will be reformed to no more than two years.

11.19

Waivers. A Party may only waive satisfaction of a condition or nonperformance of an obligation by the other Party if that waiver is in writing and executed by the Party granting the waiver. A Party’s failure to require performance of any obligation in this Agreement will not affect that Party’s right to enforce that obligation. A Party’s waiver of the satisfaction of any condition or of a breach of any obligation in this Agreement will not be deemed to be a further or continuing waiver of that condition or breach, or a waiver of the satisfaction of any other condition or of the breach of any other obligation.

11.20

Post-Closing Cooperation. Without limiting Seller’s obligations set forth in Section 6.10 (Further Actions), Seller shall make the individuals set out in Schedule 11.20 (Post-Closing Cooperation) available to Buyer for three months after the Closing Time, and for limited and reasonable amounts of time, to assist Buyer with questions about the Properties or the Transaction and to coordinate any transition matters, and those individuals will act as the primary contact for coordinating any matters under this Section 11.20.

11.21	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which, taken together, will constitute only one agreement.

11.22

Several Liability. The obligations and liabilities of each Buyer under this Agreement, including without limitation, any liabilities under Article 7, are several and not joint as to each Buyer and are only in accordance with each Buyer’s Allocated Share. Subject to the preceding sentence, any monetary amount with respect to any cap, deductible, and threshold in this Agreement shall be treated as a single amount as to the Buyer (collectively), with the application of payment thereof to be determined by Buyer.

[Signature Pages Follow]

Important Notice: This Agreement contains certain provisions regarding assumption of liability, indemnity, release, waiver, and the disclaimer of certain representations and warranties. Seller acknowledges that it has read and understood these provisions and acknowledges the conspicuousness of each assumption of liability, indemnity, release, waiver, and disclaimer set out in this Agreement.

Seller is executing this Agreement on the Execution Date.

Shell Offshore Inc.
/s/ Wanara Dupre
By: Wanara Dupre
Its: GM AD&NBD – Deepwater & West

Seller Signature Page – Purchase and Sale Agreement

Important Notice: This Agreement contains certain provisions regarding assumption of liability, indemnity, release, waiver, and the disclaimer of certain representations and warranties. Buyer acknowledges that it has read and understood these provisions and acknowledges the conspicuousness of each assumption of liability, indemnity, release, waiver, and disclaimer set out in this Agreement.

Buyer is executing this Agreement on the Execution Date.

Talos Ocho Energy LLC
/s/ Zachary B. Dailey
By: Zachary B. Dailey
Its: Executive Vice President & Chief Financial Officer

RE Fund V Holdco II Infrastructure, LLC
/s/ Maria E. Haggerty
By: Maria E. Haggerty
Its: VP-Legal & Chief Compliance Officer

Buyer Signature Page – Purchase and Sale Agreement

APPENDIX A

Purchase and Sale Agreement

Shell Offshore Inc. and Talos Ocho Energy and RE Fund V Holdco II Infrastructure LLC

DEFINITIONS

“2.5% ORRI Agreement” means the agreement in the form of Exhibit I (Form of 2.5% ORRI Agreement).

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time arbitration is commenced.

“AFE” means an authorization for expenditure.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with that Person. For purposes of this definition, “controls” (including “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding anything to the contrary, solely for the purposes of determining and allocating liabilities (and not with respect to the rights or benefits arising under this Agreement), the term “Affiliate” shall exclude any portfolio company, fund, account, project or other investment vehicle that is managed, advised or controlled, directly or indirectly, by Ridgewood Energy Oil & Gas Fund V, L.P. or any other affiliated fund, except for Buyer and its subsidiaries.

“Agreement” has the meaning set out in the introductory paragraph.

“AICPA Standards” has the meaning set out in Section 3.10.1 (Required Information).

“Allocated Value” means the portion of the Base Purchase Price allocated to each Property, as set out in the Allocated Value Schedule.

“Allocated Value Schedule” means Schedule 1.5 (Allocated Values).

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act 2010, (c) the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2007, and (d) all applicable laws relating to combating bribery, money laundering, or corruption in a Party’s or a Party’s ultimate parent company’s jurisdiction of incorporation, principle jurisdiction of business, or jurisdiction of registration as an issuer of securities.

“Antitrust Law” means any supranational, national, federal, state, provincial, local or foreign antitrust, trade, or competition Law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under any of those Laws.

Appendix A (Definitions)

“Asset Tax” means any Tax based upon or measured by the value, ownership or operation of the Properties, or the production of Hydrocarbons or the receipt of proceeds therefrom including any property, production, excise, severance, sales, use, and all other similar Taxes, but excluding any income Tax or Transfer Tax.

“Assignment” means an assignment in the form of Exhibit A (Form of Assignment).

“Assumed Obligation” means any obligation (of every kind and character, whether known or unknown (including any obligation of predecessors-in-interest)) attributable to the ownership, operation, or use of the Properties, from and after the Effective Time (except as set forth in subclause (iii) below) including any obligation related to (i) paying any Property Expense or other expense; (ii) accounting for and disbursing proceeds from the production of Hydrocarbons; (iii) undertaking or performing any Decommissioning Obligation or Environmental Obligation, whether arising before, on or after the Effective Time; (iv) performing any obligation or Loss under any Lease (including any obligation as the record title owner of any Lease); (v) performing any obligation or Loss under any Seller Contract, including any obligation to furnish makeup gas and settle Imbalances; (vi) complying with any Law, including maintaining any Permit and procuring and maintaining any other permit, consent, authorization, or Security Arrangement; and (vii) paying any Asset Tax. The Parties agree that the Assumed Obligations shall not include any of the Retained Obligations.

“Audit Firm” has the meaning set forth in Section 3.10.1.

“Audited Statements of Revenue and Expenses” has the meaning set out in Section 3.10.1 (Required Information).

“Base Purchase Price” has the meaning set out in Section 1.1 (Purchase and Sale).

“BOEM” means the Bureau of Ocean and Energy Management.

“BSEE” means the United States Department of the Interior, Bureau of Safety and Environmental Enforcement, as a successor to (a) the Bureau of Ocean Energy Management, Regulation and Enforcement and (b) the Minerals Management Service, or any subsequent successor agency.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means any day other than Saturday, Sunday, and any day on which banking institutions in Houston, Texas, are authorized by Law to be closed; provided for clarity that July 3, 2026 shall not constitute a Business Day.

“Buyer” has the meaning set out in the introductory paragraph.

“Buyer Closing Obligation” means any Buyer Obligation under Section 5.4 (Closing).

“Buyer Condition” means any condition precedent under Section 5.3 (Buyer Conditions) to any Buyer Closing Obligation.

Appendix A (Definitions): Page 2 of 20

“Buyer Group” means any Buyer Person and any of its or their shareholders, officers, directors, managers, members, employees, agents or partners.

“Buyer Group Person” means any Person in Buyer Group.

“Buyer Indemnified Claim” means any Claim related to any Buyer Indemnified Matter.

“Buyer Indemnified Matter” means each of the following:

(a)	any inaccuracy in any Buyer Representation (or in Buyer’s certification of any Buyer Representation in the Closing Certificate);

(b)	any Assumed Obligation;

(c)	without duplication of the obligations set forth in subclause (e) of this definition, any Buyer Obligation;

(d)	any assistance or service provided by Seller under Section 6.7 (Transition Matters) or Section 11.20 (Post-Closing Cooperation); and

(e)	Asset Taxes allocated to Buyer under Section 9.1 (Asset Taxes).

“Buyer Obligation” means Buyer’s covenants, agreements or undertakings set forth in this Agreement.

“Buyer Person” means any Buyer entity or its Affiliate.

“Buyer Representation” means any representation made by Buyer in Section 2.2 (Buyer Representations).

“Buyer’s Allocated Share” means 50% as to Talos and 50% as to Ridgewood.

“Buyer’s Knowledge” has the meaning set out in Section 2.5 (Scope of Representations).

“Capacity Release Waiver Petition” means a petition filed with FERC seeking temporary and limited waiver of FERC’s capacity release regulations and related policies and tariff provisions in order to facilitate the permanent transfer of firm transportation capacity from Seller, as the releasing shipper, to Buyer, as the replacement shipper, under a long-term firm transportation service agreement.

“Casualty Loss” has the meaning set out in Section 3.8.1.

“Casualty Loss Dispute” means any dispute as to any Casualty Loss under Section 3.8.3.

“Casualty Loss Dispute Notice” has the meaning set out in Section 3.8.3.

“Casualty Loss Notice” has the meaning set out in Section 3.8.2.

Appendix A (Definitions): Page 3 of 20

“Claim” means any action, audit, cause of action, claim, complaint, controversy, demand, dispute, hearing, inquiry, investigation, lawsuit, litigation, or Order (in each case, whether in the form of a Direct Claim or a Third-Party Claim and whether in contract or in tort, in Law or in equity, under statute or regulation, or otherwise).

“Claim Notice” means a notice in the form of Exhibit G-5 (Form of Indemnity Claim Notice).

“Claim Period” means the period beginning on the Closing Date and continuing for the applicable period set out in Section 7.4.2 (Indemnity Table), except for any breach of any Seller Obligation occurring after the Closing Time, in which case the period will begin on the date of the breach.

“Closing” has the meaning set forth in Section 5.4 (Closing).

“Closing Certificate” means a certificate in the form of Exhibit F (Form of Closing Certificate).

“Closing Date” has the meaning set forth in Section 5.4 (Closing).

“Closing Date Payment Amount” means the Closing Purchase Price less the Deposit.

“Closing Deliverable” means the Closing Purchase Price or any instrument or other document to be delivered under Section 5.4 (Closing).

“Closing Purchase Price” means the Base Purchase Price as adjusted in the Closing Statement.

“Closing Review Date” means the date that is 5 Business Days prior to the Closing Date.

“Closing Statement” means a statement in the form of Exhibit B (Form of Closing Statement).

“Closing Time” means the time or times on which (i) all Buyer Closing Obligations and Seller Closing Obligations have been performed, as certified in the Closing Certificate, and (ii) the Closing has actually occurred, as determined in accordance with Section 5.6.

“Confidentiality Agreement” means that certain Confidentiality Agreement, effective December 13, 2024, as amended, supplemented or modified by that certain Joinder Agreement, effective May 14, 2025, that certain Amendment to Confidentiality Agreement, effective July 21, 2025, and that certain Second Amendment to Confidentiality Agreement, effective August 20, 2025, in each case, by and among Seller, Talos Production Inc., and Ridgewood Energy Corporation.

“Consent” means, except to the extent arising under any maintenance-of-uniform-interest or similar provision, a Third Party’s right to consent to or approve of any transfer.

“Consent Property” means any Property that is subject to a Consent, except for any Property subject to a Consent for which the Consent holder is a Governmental Authority that ordinarily does not grant its consent until after transfer (including BOEM and BSEE).

Appendix A (Definitions): Page 4 of 20

“Coulomb Properties” means any Property that is a part of the Properties referred to as “Coulomb” in the Allocated Value Schedule and as described under the heading ‘Coulomb Lease Description and Leasehold Interest’ in Schedule A-1.

“Cut-Off Date” means the date that is 180 days after the Closing Time.

“Decommissioning Obligation” means any obligation attributable to the ownership, operation, or use of the Properties, REGARDLESS OF TIME, and related to (i) decommissioning, plugging, re-plugging, or abandoning any Well or any orphan well (either active or inactive) located on any Lease or Unit; (ii) removing, abandoning, decommissioning, dismantling, or disposing of any structure, foundation, wellhead, tank, platform, pipeline, flowline, pump, compressor, separator, heater treater, valve, fitting, facility, equipment, abandoned property, or junk, or machinery of any nature; (iii) capping and burying any gathering line, flowline, or pipeline; (iv) clearing, restoring, or remediating the surface or subsurface; (v) investigating, cleaning-up or disposing of any Hazardous Material, Hydrocarbons, waste, saltwater, cuttings, muds, surface soils and water, subsurface soils, air, groundwater, or any vessel, piping, equipment, tubing or subsurface structure or strata; (vi) any decommissioning activities enumerated by 30 CFR Part 250 Subpart Q as that provision may be amended (and any successor requirement), (vii) any obligation arising under any Seller Contract or any Law (including any Environmental Law), or any Third-Party Claim, in each case, related to any of (i) – (vi); (viii) obtaining or maintaining any Security Arrangement; (ix) any obligation arising under each DSA; or (x) any reporting or permitting approvals related to any of (i) – (ix).

“Deposit” has the meaning set out in Section 1.2 (Deposit).

“DSA” means a decommissioning security agreement executed by each Buyer as to Buyer’s Allocated Share, in the form of Exhibit C (Form of Decommissioning Security Agreement).

“Direct Claim” means a Claim between the Parties.

“Effective Time” means the effective time of the Transaction, which is 12:01 a.m. Central Time on July 1, 2025.

“Environmental Law” means any Law related to or imposing liability or a standard of conduct concerning pollution, human health or safety, or protection of the environment, natural resources, threatened, endangered or protected species or public health in effect at or before the Execution Date.

“Environmental Obligation” means any obligation (including fines and penalties) attributable to the ownership, operation, or use of the Properties, REGARDLESS OF TIME, and related to (i) presence of Hazardous Materials as well as any other environmental pollution or contamination, including pollution or contamination of the soil, any water body, groundwater, or air and including Hydrocarbons; (ii) underground injection and waste disposal; (iii) investigation, removal, remediation, control, compliance, or clean-up response, in each case, arising out of pollution of, or Release of any Hazardous Materials or Hydrocarbons in, the soil, any water body, groundwater, or air; (iv) compliance or non-compliance with any Environmental Law or any Law related to land use or surface disturbance; or (v) disposal of any Hazardous Material or other material, including Hydrocarbons.

Appendix A (Definitions): Page 5 of 20

“Escrow Agent” means Citibank N.A.

“Escrow Agreements” means those certain Escrow Agreements, in each case dated as of the Execution Date and entered into by and among each Buyer, Seller and the Escrow Agent.

“Exchange Accommodation Titleholder” means a Person facilitating a Like-Kind Exchange under Revenue Procedure 2000-37.

“Excluded Contract” means, except as set out in Schedule A-2 (Contracts), any of the following: (i) contract for procurement of goods and services, including any contract for rental equipment or the maintenance of that equipment; (ii) contract for the gathering, compression, marketing, treating, transportation, processing, purchasing, or selling of Hydrocarbons; (iii) indenture, mortgage, loan, credit, or similar contract creating indebtedness on the part of any Seller Person; (iv) swap, forward, future, put, call, floor, cap, option (of any type), derivative transaction, or similar agreement, whether exchange traded, “over-the-counter”, or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity, or debt instruments, securities, or economic, financial, or pricing indices or measures of economic, financial, or pricing risk or value, or any similar transaction or any combination of these transactions; (v) insurance policy; (vi) contract for the licensing, trade, or acquisition of any seismic, geological, geochemical, geophysical, or well data, that requires consent of or payment to the relevant counterparty, which consent or payment has not been obtained or made as of Closing, that would require any Seller Person to forfeit or materially impair its own license from or contract with such Third Party, or that otherwise is not transferable in accordance with its terms; (vii) confidentiality or non-disclosure agreement; (viii) engagement letters and agreements with any financial, investment, or legal advisor; (ix) intercompany or other service agreements between Seller Persons and (x) any of the contracts expressly set forth on Schedule EC (Excluded Contracts).

“Excluded Damage” means, except to the extent awarded and paid to a Third Party related to any Third-Party Claim, any of the following: (i) punitive or exemplary damages, (ii) consequential or special, or indirect damages, (iii) lost profits or lost business, except to the extent constituting direct damages under Texas Law and (iv) cash fines or cash penalties assessed by any Governmental Authority against an Indemnified Person because of that Indemnified Person’s violation of any Law.

“Excluded Expense” means any expense that (i) is attributable to depletion, depreciation, amortization, and other noncash accounting entries; (ii) is incurred in connection with any Seller Obligation to indemnify any Person under this Agreement or for which Seller is obligated to indemnify any Person under this Agreement; (iii) is incurred in connection with pursuing or obtaining consent from any Consent holder; or (iv) except for Asset Taxes and Transfer Taxes, constitutes any other Tax.

Appendix A (Definitions): Page 6 of 20

“Excluded Properties” means all of Seller’s right, title, and interest in and to each of the following:

(a)	to the extent attributable to the Pre-Effective Time Period:

(i)	revenues, including all deposits, cash, checks in process of collection, cash equivalents, securities, accounts and notes receivable, and rights of recoupment and setoff;

(ii)

trade credits, refunds, or rebates, including emission capture and trade credits, greenhouse gas or carbon mitigation credits, water, nutrient, or endangered species banking credits, and related allowances;

(iii)	tariff credits, refunds, or rebates;

(iv)	take-or-pay payments;

(v)	all Claims, manufacturer’s and contractor’s warranties and other rights under any Seller Contract (including Claims for adjustments or refunds);

(vi)	indemnity rights under any Seller Contract or any Law;

(vii)

subject to the obligations in Section 9.4.1 (Information), all audit rights arising under any Seller Contract or any Law, including the right to manage and settle any audit as to any Property, Property Expense, Asset Tax, or any expense charged to the joint account under any Seller Contract, to the extent that audit covers the Pre-Effective Time Period or any Tax period (or portion of a Tax period) for which Seller is responsible for Asset Taxes under this Agreement;

(viii)	Tax credits, refunds, loss carry forwards, or rebates; and

(ix)	present or future Claims of any Seller Person related to any of (i) – (viii) or any Seller Indemnified Matter or Retained Obligation.

(b)

except, in each case, to the extent arising out of, or relating to, any Assumed Obligation, each of the following types of data or samples, in each case licensed from or obtained by any Seller Person under a license from or by a Third Party that requires a Consent to transfer or payment of a fee, which has not been obtained or paid, as applicable, or that otherwise is not transferable in accordance with its terms (i) seismic, geological, geochemical, and geophysical data, and (ii) core samples or other physical samples or materials from any Well;

Appendix A (Definitions): Page 7 of 20

(c)

a copy of each of the following types of data or samples, in each case (i) owned by any Seller Person (and not, for the avoidance of doubt, licensed from or obtained by any Seller Person under a license from or by a Third Party), and (ii) coupled with a non-exclusive, worldwide, perpetual, royalty-free license to use such data or samples, together with any analysis, processing or reprocessing thereof, in any manner desired by any Seller Person in such Seller Person’s sole discretion: (A) seismic, geological, geochemical, and geophysical data, and (B) core samples or other physical samples or materials from any Well; provided, however that such data shall be subject to the confidentiality obligations set forth in Section 11.7 (Confidentiality);

(d)	intellectual property other than the foregoing, including proprietary computer software, patents, pending patent applications, trade secrets, and any other copyrights, names, marks, and logos;

(e)

radio towers, remote terminal units, radios, and other communications equipment, whether of the type listed, in each case, that are not located on the Properties and used for any other property of any Seller Person;

(f)	computer equipment, photocopy machines, printers, and cell phones;

(g)	leased equipment that is not leased from any Seller Person;

(h)

except as expressly set forth in this Agreement, all rights and interests of Seller (i) under any policy or agreement insurance or (ii) to any insurance or condemnation proceeds or awards arising under any such policy or agreement;

(i)	Security Arrangements;

(j)	Excluded Contracts;

(k)	Excluded Restriction Properties subject to a Consent unless and until transferred to Buyer under Section 6.5.3 (Assignment);

(l)	Excluded Restriction Properties subject to a Preferential Right (until transferred to a Third Party);

(m)	the Claims set out in Schedule 2.3.6 (Claims);

(n)	personnel records of employees, former employees or consultants of Seller;

(o)	Excluded Records and any other files or records related to (a) – (m); and

(p)	any of the assets or interests expressly set forth in Schedule A-5 (Excluded Properties).

Appendix A (Definitions): Page 8 of 20

“Excluded Record” means (i) any legal opinion, correspondence or other information that is subject to any privilege or that constitutes attorney work product (excluding title opinions); (ii) any information that Seller cannot disclose because of Third Party disclosure restrictions; (iii) any internal correspondence, presentation, valuation, study, business plan, budget, reserve report, audit note, corrective plan, interpretation, analysis, or maintenance and operating plan; (iv) any trade secret; (v) human resources or personnel information; (vi) except for any Asset Tax record, any corporate, financial, or Tax record that relates to Seller’s business generally; (vii) any email or electronic correspondence, (viii) any working draft or preliminary version of any record; (ix) any record that is generally available to the public via the online records system maintained by BSEE, and (x) any data, correspondence, document, analysis, or record relating to the auction, marketing, negotiation, or sale of the Properties prepared or received by any Seller Person.

“Excluded Restriction Property” means (i) any Consent Property subject to a Hard Consent for which the Consent holder has either expressly denied in writing its consent to transfer that Consent Property or has not granted (and is not deemed under any Seller Contracts or any Law to have granted) its consent to transfer that Consent Property, and (ii) any Preferential Right Property for which the Preferential Right holder has properly elected to purchase that Preferential Right Property before the Closing Time and whereby the time period of exercise of any Preferential Right Property has not expired before the Closing Time.

“Execution Date” has the meaning set out in the introductory paragraph.

“EY” has the meaning set out in Section 3.10.1 (Required Information).

“Facility” means, except for non-material equipment disposed of in the ordinary course during the Interim Period, consumables used in connection with the Properties, and the Excluded Properties, (i) all equipment ordered under any AFE set out on Schedule 2.3.15 (Capital Commitments); and (ii) any facility or equipment of the following types located on any Lease or Unit, or held for use in an onshore storage facility by the operator, in each case, at the Closing Time and used for the operation of any Lease, Well, or Unit: platforms, facilities, flow lines, pipelines, gathering systems, subsea structures, subsea equipment, umbilicals, caissons, buoys, compressors, machinery, appurtenances, tools, abandoned property, junk, and all other personal property, including the facilities, pipelines and other equipment expressly set forth on Schedule A-4 (Facilities) irrespective of whether such facility, pipeline or other equipment is located on or off any Lease or Unit.

“FERC” means the Federal Energy Regulatory Commission.

“Final Payment Date” means the date that is 50 days after the Final Settlement Date.

“Final Settlement Date” means the date that is 30 days after the Cut-Off Date.

“Final Settlement Dispute” means any item identified in the Final Settlement Dispute Notice that the Parties still dispute on the Final Payment Date.

“Final Settlement Dispute Notice” means a notice in the form of Exhibit G-8 (Form of Final Settlement Dispute Notice).

Appendix A (Definitions): Page 9 of 20

“Final Settlement Review Date” means the date that is five Business Days before the Final Settlement Date.

“Final Settlement Statement” means a statement reconciling the amounts in the Closing Statement prepared under Section 6.6.4 (Final Settlement Statement).

“Fraud” means the intentional and knowing common law fraud as to any Seller Representation (whether on the Execution Date or as certified in the Closing Certificate), and excluding any fraud Claim based on constructive knowledge, negligent misrepresentation, or similar theory under any Law.

“Fundamental Representation” means any Seller Representation in Section 2.3.1 (Existence and Qualification), Section 2.3.2 (Authorization), Section 2.3.3 (Valid and Binding Obligation), Section 2.3.4 (No Conflicts), and Section 2.3.5 (No Broker’s Fees).

“GAAP” means generally accepted accounting principles, consistently applied, with any exceptions to those generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement or schedule.

“Governmental Authority” means any (i) government, whether supranational, national, federal, state, provincial, territorial, county, parish, municipal or local, and any subdivision of that government, (ii) governmental, regulatory or administrative authority, agency, commission, board, bureau or instrumentality, or (iii) court or government tribunal, in each case, whether domestic or foreign.

“Guarantor” has the meaning set out in the Guaranty.

“Guaranty” means a guaranty in the form of Exhibit D (Form of Guaranty).

“Hard Consent” means a Consent for which the failure to obtain the applicable holder’s consent (or without the payment of a fee which has not been paid (or agreed to been paid) by Buyer) would cause or result in, upon transfer of the applicable Consent Property, (i) the holder’s entitlement to liquidated damages, (ii) the transfer of that Consent Property to be void or voidable, (iii) that Consent Property to terminate, or (iv) the holder to have the right to terminate that Consent Property.

“Hazardous Material” means any chemical, material, substance, waste, pollutant, or contaminant that could result in liability under, or that is prohibited, limited, or regulated by, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including any natural or artificial substance, chemical, material, waste, pollutant, or contaminant (whether solid, liquid or gas, noise, ion, vapor, or electromagnetic), including NORM, petroleum or any fraction of petroleum, asbestos, polychlorinated biphenyls, per- or polyfluoroalkyl substances and lead, in each case due to their harmful or deleterious properties or characteristics, but excluding Hydrocarbons produced from the Properties.

Appendix A (Definitions): Page 10 of 20

“Hydrocarbons” means oil, condensate, natural gas, natural gas liquids, casinghead gas, and other related hydrocarbons.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Seller’s share of Hydrocarbons produced from or allocated to the Wells, Units, and Leases, regardless of whether the imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location.

“Included Restriction Property” means (i) any Consent Property for which the Consent holder either has granted (or is expressly deemed under any Seller Contract or any Law to have granted) its consent to transfer that Consent Property or has not refused in writing to grant its consent to transfer that Consent Property (unless it is subject to a Hard Consent), or (ii) any Preferential Right Property for which the Preferential Right holder has elected, or under the agreement creating the Preferential Right, is deemed to have elected not to purchase that Preferential Right Property.

“Indemnified Person” means any Person having the right to be indemnified by a Party under Article 7 (Post-Closing Time Remedies).

“Indemnifying Party” means a Party having a responsibility to indemnify a Person under Article 7 (Post-Closing Time Remedies).

“Indemnity Cap” means an amount equal to 15% of the sum of the Allocated Values.

“Indemnity Deductible” means an amount equal to 2.25 % of the sum of the Allocated Values.

“Indemnity Table” means the table set out in Section 7.4.2 (Indemnity Table).

“Indemnity Threshold” means an amount equal to $750,000.

“Interim Period” means the period beginning with the execution of this Agreement on the Execution Date and ending either at the Closing Time or on the date that this Agreement is terminated.

“Interim Period Request Notice” means a request in the form of Exhibit G-6 (Form of Interim Period Request Notice).

“Inventory” means all merchantable Hydrocarbon and non-hydrocarbon substances associated exclusively with the Properties in storage, but does not include substances in any equipment or Facility to the extent that the same constitutes line-fill, line-pack, tank bottoms, non-merchantable Hydrocarbons or otherwise.

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable law, statute, legislation, constitution, rule, regulation, treaty, code, ordinance, principle of common law, consent, permit, authorization, approval, policy, binding judicial or administrative interpretation, or other requirement, in each case, enacted, adopted, passed, approved, made, implemented, or otherwise put into effect, in each case, by any Governmental Authority and including any Order.

Appendix A (Definitions): Page 11 of 20

“Lease” means, except for the Excluded Properties, any oil, gas, or mineral lease set out in Schedule A-1 (Leases), to the extent covering the lands described in Schedule A-1 (Leases).

“Lien” means any lien, mortgage, security interest, pledge, charge, or other similar encumbrance.

“Like-Kind Exchange” means a like-kind exchange as to any Property under Section 1031 of the Tax Code and the regulations and official pronouncements under that section.

“Loss” means, except for any Excluded Damage, any award, cost, damage, debt, expense, fine, judgment, loss, liability, obligation, penalty, or settlement, including (i) loss, injury, diminution in value, or damage to property, (ii) loss, illness, injury, disease, or death of or to a Person, and (iii) reasonable, out-of-pocket expenses incurred in asserting or defending a Claim, including enforcing any indemnity provision under this Agreement.

“Material Contract” means any Seller Contract that is of the following types and that burden or bind the Properties or that will bind Buyer, in each case after the Closing Time:

(a)	operating agreement, unit operating agreement or other similar agreements;

(b)	unitization agreement, communitization, or pooling agreement, designation, declaration, or order;

(c)	farmout or farm-in, exploration, joint development, joint venture, participation, term assignment, or purchase sale or exchange and similar agreements;

(d)	agreement containing an area-of-mutual-interest or similar provision;

(e)	agreement containing take-or-pay provisions, dedication provisions by Seller or calls upon or options to purchase production from the Properties;

(f)	production sharing, production allocation, or similar agreements;

(g)	seismic acquisition or licensing agreement;

(h)

gathering, compression, marketing, treating, transportation, or processing contract, or contract for the purchase or sale of Hydrocarbons, in each case, unless terminable by Seller without penalty with 60 days or fewer notice;

(i)	contract with any Governmental Authority;

(j)

other than this Agreement, contract obligating Seller to sell, lease, exchange, assign, farmout, transfer, or otherwise dispose of any Property (excluding reassignment obligations upon payout, abandonment, or otherwise);

Appendix A (Definitions): Page 12 of 20

(k)

any contract that can reasonably be expected to generate annual revenue for the owner of any Property greater than $1,000,000, or to require annual expenditures by the owner of any Property greater than $1,000,000;

(l)	any contract for the construction and installation of equipment with guaranteed production throughput requirements where amounts owed if the guaranteed throughput is not delivered exceed $1,000,000;

(m)	any contract for the use or sharing of drilling rigs or drill ships;

(n)	any contract that is an indenture, mortgage, Lien, credit agreement, sale-leaseback, guaranty of an obligation, bond, letter of credit or similar financial contract;

(o)	any contract where the primary purpose is to indemnify another Person; and

(p)	contracts between Seller and any Affiliate thereof.

“Merger Control Filing” means any filing under the Antitrust Laws that requires a mandatory filing as to the Transaction.

“Na Kika JOA” means the Na Kika Complex Joint Operating Agreement dated April 30, 1998, as amended and restated.

“Na Kika Properties” means any Property that is a part of the Properties referred to as “Na Kika” on the Allocated Value Schedule and as described under the heading ‘Na Kika Lease Description and Leasehold Interest’ in Schedule A-1.

“Net Revenue Interest” means the aggregate interest (expressed as a fraction or percentage) of a Person in and to all Hydrocarbons produced, saved, and marketed from or allocated to the Lease and Wells, after giving effect to all Burdens.

“Non-Seller Person” means any Person other than a Seller Person, including any Buyer Group Persons.

“NORM” means naturally occurring radioactive material.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority; or (ii) contract with any Governmental Authority entered into in connection with any proceeding.

“Outside Date” has the meaning set out in Section 4.1(a) (Seller Termination Rights).

Appendix A (Definitions): Page 13 of 20

“Party” has the meaning set out in the introductory paragraph.

“Permit” means, except for the Excluded Properties, any permit issued by any Governmental Authority and held by Seller that is necessary for the ownership, operation, or use of the Properties.

“Permitted Encumbrance” means (a) Liens for Taxes which are not yet delinquent or, if described on Schedule A-6 (Permitted Encumbrances), which are being contested in good faith and for which adequate reserves have been established; (b) normal and customary Liens of operators and co-owners under operating agreements, unitization or similar agreements, and pooling orders relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default or, if described on Schedule A-6 (Permitted Encumbrances), which are being contested in good faith and for which adequate reserves have been established; (c) operator’s, mechanic’s, carrier’s, workmen’s, landlord’s, repairmen’s and materialman’s Liens and other similar Liens relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default or, if described on Schedule A-6 (Permitted Encumbrances), which are being contested in good faith and for which adequate reserves have been established; (d) the Material Contracts that, in each case, do not individually or in the aggregate (A) reduce Seller’s Net Revenue Interest with respect to any Lease or any Well below that shown on Schedule A-1 (Leases) for such Lease or Schedule A-3 (Wells) for such Well, as applicable, (B) increase Seller’s Working Interest with respect to any Lease or any Well above that shown on Schedule A-1 (Leases) or Schedule A-3 (Wells) for such Lease or Well, as applicable, without a proportionate increase in the Net Revenue Interest of Seller and (C) do not operate to materially interfere with current or anticipated operations of the Properties; (e) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of the Properties or interest therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (f) easements, rights-of-way, servitudes, Permits, pipelines or the like and conditions, covenants or other restrictions, and other easements and rights-of-way on, over or in respect of any of the Properties, which do not operate to materially interfere with current or anticipated operations on the Properties; (g) the terms and conditions of the Leases; (h) any matter expressly waived in writing by Buyer; (i)all Liens released prior to or at Closing; (j) all Burdens on the Properties, that, in each case, do not individually or in the aggregate (A) reduce Seller’s Net Revenue Interest with respect to any Lease or any Well below that shown on Schedule A-1 (Leases) for such Lease or Schedule A-3 (Wells) for such Well, as applicable, (B) increase Seller’s Working Interest with respect to any Lease or any Well above that shown on Schedule A-1 (Leases) for such Lease or Schedule A-3 (Wells) for such Well, as applicable, without a proportionate increase in the Net Revenue Interest of Seller and do not operate to materially interfere with current or anticipated operations of the Properties; and (k) all other Liens, defects, instruments, contracts, obligations, and irregularities affecting the Properties that individually or in the aggregate do not: (i) (A) reduce Seller’s Net Revenue Interest with respect to any Lease or any Well below that shown on Schedule A-1 (Leases) for such Lease or Schedule A-3 (Wells) for such Well, as applicable, and (B) increase Seller’s Working Interest with respect to any Lease or any Well above that shown on Schedule A-1 (Leases) for such Lease or Schedule A-3 (Wells) for such Well, as applicable, without a proportionate increase in the Net Revenue Interest of Seller; and (ii) materially (A) detract from the value of the Properties; (B) interfere with the operation or use of the Properties; and (C) detract from the ability of Seller to obtain access, produce, gather, treat, transport, process, or otherwise market Hydrocarbons.

Appendix A (Definitions): Page 14 of 20

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Authority.

“Post-Effective Time Period” means the period after the Effective Time.

“Pre-Closing Seller Obligation” means any Seller Obligation that Seller is required to perform under this Agreement during the Interim Period, including any Seller Obligation under Section 5.4 (Closing).

“Pre-Effective Time Period” means the period before the Effective Time.

“Preferential Right” means a Third Party’s preferential purchase right, right of first refusal, or similar right as to any Property.

“Preferential Right Property” means any Property that is subject to a Preferential Right.

“Preferential Rights Agreement” means that certain agreement between Talos and STUSCO which grants a right of first refusal on Liquid Hydrocarbons (as that term is defined in the Preferential Rights Agreement) from the Na Kika Properties to STUSCO or an Affiliate thereof from January 1, 2028 to June 30, 2031 and which is attached in Schedule SOA (STUSCO Offtake Agreements).

“Production Handling Agreement” has the meaning set out in Section 5.2(h).

“Professional” means an accounting firm agreed to by the Parties, or any replacement Professional selected by the Parties or the AAA under Section 8.2.1 (Professional Selection).

“Professional Determination” means a Professional’s written determination of a Final Settlement Dispute.

“Properties” means, except for the Excluded Properties, all of Seller’s right, title, and interest in and to (including all privileges and obligations appurtenant to) the following:

(a)	the Leases;

(b)	the Seller Contracts;

(c)	the Wells;

(d)	the Units;

(e)	the Facilities;

Appendix A (Definitions): Page 15 of 20

(f)	the Permits;

(g)	the Imbalances;

(h)	the Records;

(i)	the Inventory;

(j)

all accounts receivables, credits, refunds, instruments and general intangibles attributable to (i) the Properties with respect to the Post-Effective Time Period or (ii) otherwise attributable to the Assumed Obligations; and

(k)	all other proceeds, income, benefits and revenues to the extent attributable to Properties with respect to the Post-Effective Time Period.

“Property Expense” means any operating expense, capital expense, facility and plant expenses, natural gas marketing and transportation costs, and other post-production costs allocable to the Properties, rentals and similar charges, in each case, incurred in or attributable to the ownership, operation, or use of the Properties (including, for clarity, overhead charges to the Properties under the applicable Seller Contract).

“Qualified Intermediary” means a Person facilitating a Like-Kind Exchange under Treasury Regulations Section 1.1031(k)-1(g)(4).

“Record” means, except for the Excluded Properties, any record in Seller’s possession or control, in each case that is reasonably available or accessible to Seller using commercially reasonable efforts, to the extent that record relates to any Lease, Seller Contract, Well, Unit, Facility, Permit, or Imbalance or other Property, including, for the avoidance of doubt, any electronic records of each of the following types of data or samples, in each case, owned by any Seller Person (and not, for the avoidance of doubt, licensed from or obtained by any Seller Person under a license from or by a Third Party and constituting an Excluded Record), (i) seismic, geological, geochemical, and geophysical data, and (ii) core samples or other physical samples or materials from any Well; provided, that Seller shall retain a copy of each of the data or samples listed in the foregoing clauses (i) and (ii), along with a non-exclusive, worldwide, perpetual, royalty-free license to use such data or samples in any manner desired by any Seller Person in such Seller Person’s sole discretion, which license is hereby granted by Buyer on behalf of itself and its Affiliates.

“REGARDLESS OF FAULT” means, except to the extent caused by the Indemnified Person’s gross negligence or willful misconduct, regardless of whether related to (in whole or in part), (i) the negligence (whether sole, joint, concurrent, comparative, contributory, active, passive, or otherwise) of any Person (including any Indemnified Person); (ii) strict liability, tort, breach of contract, or other fault of any Person (including any Indemnified Person); or (iii) the condition of any Property, including any pre-existing defect, whether patent or latent, with respect to any Property.

Appendix A (Definitions): Page 16 of 20

“REGARDLESS OF TIME” means regardless of whether arising during the Pre-Effective Time Period or the Post-Effective Time Period.

“Release” means any release, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials or Hydrocarbons).

“Remedy” means any right or remedy (whether in contract, or in tort, under statute or regulation, or otherwise).

“Retained Obligation” means, except for and excluding any Environmental Obligations and Decommissioning Obligations with respect to the Properties, (a) any obligation (of every kind and character, whether known or unknown (including any obligation of predecessors-in-interest)), attributable to the Properties to the extent such obligation arose, or relates to any act, omission, event or circumstance occurring before the Effective Time and (b) the costs and expenses incurred by Seller and described on Schedule 1.3.1(a) irrespective of whether such costs or expenses were incurred by Seller prior to, on or after the Effective Time.

“Ridgewood” has the meaning set forth in the Recitals.

“Schedule Update Notice” means a notice in the form of Exhibit G-7 (Form of Schedule Update Notice).

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Authority thereto.

“Securities Act” means the Securities Act of 1933, as amended (15 U.S.C. § 77a, et seq.), and the rules and regulations under that Act.

“Security Arrangement” means any letters of credit, guarantees, bonding, financial assurance, supplemental security, insurance coverage requirement, or other forms of credit support required by any Governmental Authority.

“Seller” has the meaning set out in the introductory paragraph.

“Seller Closing Obligation” means any Seller Obligation under Section 5.4 (Closing).

“Seller Condition” means any condition precedent under Section 5.2 (Seller Conditions) to any Seller Closing Obligation.

“Seller Contract” means, except for any Lease or Excluded Contract, any agreement, contract, instrument, designation, declaration, or Order, including those described in Schedule A-2 (Contracts), in each case, to the extent applicable to or binding on any Lease, Well, Facility or Unit.

“Seller Group” means any Seller Person and any of its or their officers, directors, managers, members, employees, agents, or partners.

Appendix A (Definitions): Page 17 of 20

“Seller Group Person” means any Person in Seller Group.

“Seller Indemnified Claim” means any Claim related to any Seller Indemnified Matter.

“Seller Indemnified Matter” means any of the following:

(a)	any inaccuracy in any Seller Representation (or in Seller’s certification of any Seller Representation in the Closing Certificate);

(b)	Retained Obligations;

(c)	without duplication of the obligations set forth in subclause (d) of this definition, any Seller Obligation; and

(d)	Asset Taxes allocated to Seller under Section 9.1 (Asset Taxes).

“Seller Obligation” means Seller’s covenants, agreements or undertakings set forth in this Agreement.

“Seller Person” means Seller or any Affiliate of Seller.

“Seller Representation” means any representation made by Seller in Section 2.3 (Seller Representations) and any affirmation of such representation made at Closing in Seller’s Closing Certificate.

“Seller’s Knowledge” has the meaning set out in Section 2.5 (Scope of Representations).

“Statement” means any representation or warranty, in each case, whether express, statutory, or implied, under any Law or in equity, or any statement that may have been made or communicated by any Person, whether orally or in writing, and including any, advice, assurance, information, opinion, or projection, in each case, that might have been made or communicated to any other Person.

“Statements of Revenues and Expenses” has the meaning set out in Section 3.10.1 (Required Information).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“STUSCO” means Shell Trading (US) Company.

“STUSCO Offtake Agreements” means those certain agreements whereby Buyer or an Affiliate of Buyer sells all of the offtake of the production of Hydrocarbons from or attributable to the Properties to STUSCO or an Affiliate thereof. Buyer and Seller acknowledge that Talos and Ridgewood will each execute separate STUSCO Offtake Agreements with Seller or one of its Affiliates for the Na Kika Property and the Coulomb Property, which may not have identical commercial terms, each as attached in Schedule SOA (STUSCO Offtake Agreements).

Appendix A (Definitions): Page 18 of 20

“Suspense Funds” means any and all royalties and other amounts held in suspense (including for unleased interests and penalties) with respect to the Properties, and any interest accrued in escrow accounts for such suspended funds.

“Talos” has the meaning set forth in the Recitals.

“Target Closing Date” means October 1, 2026.

“Tax” means (i) any tax, assessment, custom, duty, impost, fee or other charge, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, escheat, unclaimed property, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax of any kind whatsoever, in each case, imposed by any Governmental Authority (whether payable directly or by withholding and regardless of whether filing a Tax Return is required) and (ii) any interest, fine, penalty, or additions to tax imposed, in each case, by a Governmental Authority arising out of any item described in subpart (i).

“Tax Allocation” means an allocation of the Base Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Tax Code and the Treasury Regulations and, to the extent allowed under Law, in a manner consistent with the Allocated Values.

“Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“Tax Proceeding” has the meaning set out in Section 9.4.1 (Information).

“Tax Return” means any return, declaration, report, Claim for refund, or information return or statement related to any Tax, including any schedule, attachment, or amendment.

“Third Party” means any Person other than Seller or Buyer.

“Third-Party Claim” means any Claim commenced, filed, or brought by any Third Party against any Buyer Group Person or any Seller Group Person.

“Transaction” means the transfer of the Properties from Seller to Buyer under this Agreement and the associated actions and Closing Deliverables contemplated under this Agreement.

“Transaction Claim” means any Claim related to (i) the Agreement (including for any breach or inaccuracy of any representation or warranty or breach of any covenant or agreement contained in this Agreement), (ii) the Transaction, (iii) Seller’s ownership or use of the Properties, or (iv) the condition, quality, or value of the Properties.

Appendix A (Definitions): Page 19 of 20

“Transaction Document” means this Agreement, the Assignment, the 2.5% ORRI Agreement, the Seller’s Closing Certificate, the Buyer’s Closing Certificate, the DSAs, the STUSCO Offtake Agreements, the Preferential Rights Agreement, the Production Handling Agreement (but only in the event that any Preferential Right holder on the Na Kika Properties exercises its Preferential Right), and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing.

“Transfer Form” means any form required by BOEM (or any other applicable Governmental Authority) for BOEM (or that other applicable Governmental Authority) to recognize or approve any transfer of the Properties.

“Transition Period” means the Closing Date through the last day of the calendar month following the month in which the Buyer receives (a) written approval from FERC approving the Capacity Release Waiver Petition and (b) the permanent transfer of the firm transportation capacity from Seller, as the releasing shipper, to Buyer, as the replacement shipper, with respect to the long-term firm transportation service agreement held with respect to the Properties in compliance with FERC’s capacity release requirements.

“Transfer Tax” means any transfer, sales, use, excise, goods and services, stock, conveyance, registration, real estate transfer, land transfer, stamp, documentary, and similar Tax incurred or imposed as to the Transaction.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Tax Code.

“Unit” means any unitized or pooled area that includes any portion of any lands covered by a Lease.

“Well” means, except for the Excluded Properties, any oil, gas, or condensate well, water source well, water injection well, or water disposal well, in each case, set out in Schedule A-3 (Wells), whether producing, not producing, active, inactive, or temporarily or permanently abandoned.

“Working Interest” means, as to any Person, the aggregate fractional or percentage record title and operating rights interest and rights of such Person in and to the Lease and Wells that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease and Wells, but without regard to the effect of any Burdens thereon.

Appendix A (Definitions): Page 20 of 20

APPENDIX B

Purchase and Sale Agreement

Talos Ocho Energy LLC, RE Fund V Holdco II Infrastructure LLC and Shell Offshore Inc.

THIRD-PARTY CLAIMS

1.

Election to Defend. No later than 30 days after a Party receives a valid Claim Notice for a Third-Party Claim, the Party receiving that Claim Notice shall notify the other Party (i) whether it admits its obligation under Article 7 (Post-Closing Time Remedies) to indemnify that Party as to that Claim Notice and (ii) whether it elects to defend that Third-Party Claim. An election to defend that Third-Party Claim is not an admission of an obligation to indemnify. Before or during that 30-day period, the Party seeking indemnity or defense may make any filing that it considers necessary to protect its interests, unless that filing would prejudice the other Party.

2.

Defense. A Party that elects to defend a Third-Party Claim under Section 1 (Election to Defend) in this Appendix B shall defend against the Third-Party Claim with counsel satisfactory to such Party. Subject to Section 4 (Settlement) in this Appendix B, the defending Party will have full control of its defense and any related proceeding. The Party delivering the applicable Claim Notice shall cooperate and may participate in defending the Third-Party Claim. If applicable, Buyer shall make its books and records and any of its personnel available to Seller as reasonably necessary for the defense of that Third-Party Claim.

3.	Claim Expenses. The following table sets out the Party responsible for reasonable, out-of-pocket expenses incurred in defending a Third-Party Claim:

CLAIM EXPENSES TABLE
Defending Party	Is Defending Party entitled to indemnity under this Agreement for the associated Losses?	Party responsible for associated Claim expenses
Buyer	Yes	Seller
Buyer	No	Buyer
Seller	Yes	Buyer
Seller	No	Seller

4.

Settlement. A Party electing to defend a Third-Party Claim under Section 1 (Election to Defend) shall not (i) compromise or settle that Third-Party Claim without the other Party’s consent (which must not be unreasonably withheld, conditioned, or delayed), or (ii) consent to the entry of any judgment as to that Third-Party Claim that does not result in its final resolution without the other Party’s consent or that could adversely affect the defendant (except for, in the last instance, monetary damages that are an indemnifiable Loss under Article 7 (Post-Closing Time Remedies)).

5.	Election to Not Defend. If a Party elects not to defend a Third-Party Claim under

Appendix B (Third-Party Claims)

Section 1 (Election to Defend), and that Party:

(a)	admits its indemnity obligation under Section 1 (Election to Defend):

(i)	the Party delivering the applicable Claim Notice may defend against the Third-Party Claim using counsel chosen by the Indemnified Person;

(ii)	the Indemnifying Party may assume the defense of that Third-Party Claim at any time before the compromise or settlement of, or the entry of a judgment as to, that Third-Party Claim; and

(iii)

the Party delivering the applicable Claim Notice shall cause the Indemnified Person not to compromise or settle, or consent to the entry of any judgment as to that Third-Party Claim without the Indemnifying Party’s consent (which must not be unreasonably withheld, conditioned, or delayed); or

(b)	does not admit its indemnity obligation under Section 1 (Election to Defend):

(i)

the Party delivering the applicable Claim Notice (x) may defend against the Third-Party Claim using counsel chosen by that Party, (y) shall notify the other Party of any proposed compromise or settlement of that Third-Party Claim, and (z) shall not execute any proposed compromise or settlement of that Third-Party Claim during the 30-day period after delivering that notice, and

(ii)

the Party that did not admit its indemnity obligation may, no later than ten Business Days after receiving notice of any proposed compromise or settlement of that Third-Party Claim, admit its indemnity obligation and consent to or reject the proposed compromise or settlement.

Appendix B (Third-Party Claims): Page 2 of 2

Exhibit J-1

Purchase and Sale Agreement

Talos Ocho Energy LLC, RE Fund V Holdco II Infrastructure LLC and Shell Offshore Inc.

WTI Price Adjustment

1. As used Exhibits J-1 and J-2,

(a) “Measurement Price” means, with respect to each calendar month (or, with respect to the calendar month during which the Closing Time occurs, partial calendar month), the following amount:

May 2026	$104.48
June 2026	$100.08
July 2026	$94.97
August 2026	$91.06
September 2026	$87.88
October 2026	$85.13
November 2026	$83.26
December 2026	$81.40

(b) “Production Allocation” means each Buyer’s individual entitlement to crude oil produced, saved, and marketed from the Properties, excluding, without limitation, (i) Hydrocarbons allocable to royalties, overriding royalty interests, production payments, or otherwise to Persons other than a Buyer or its Affiliates (including any overriding royalty interest conveyed pursuant to the 2.5% ORRI Agreement or volumes or amounts allocable to a Governmental Authority under the Leases); (ii) natural gas liquids, condensate of any kind or character (including retrograde condensate), and basic sediment and water; and (iii) lease use, linefill, and similar Hydrocarbons; and

(c) “Realized Price” means an amount calculated as follows:

Actual Calendar Month Average WTI Price (CMA) +/- Argus HLS TMA +/- Daily Calendar Roll - Transportation Expense (including Loss Allowance) +/- Quality Bank Impact,

Where:

“Actual Calendar Month Average WTI Price (CMA)” means, the arithmetic average of the daily settlement price for the “Light Sweet Crude Oil” futures contract reported by the New York Mercantile Exchange (NYMEX ) for the calendar (run) month of delivery (excluding weekends and holidays);

“Argus HLS TMA” means 100% of the average of the daily “diff weighted average” prompt quotations of “HLS” as published by Argus Media Ltd in the daily Argus Americas Crude Report. The applicable quotations are those effective for the 26th day of the month two months prior to the month of delivery through and including the 25th day of the month that is immediately prior to the month of delivery, excluding weekends and holidays as observed by Argus Media Ltd.;

“Daily Calendar Roll” means the arithmetic average of the daily settlement price for the prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily settlement price for the second month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage calculated from the number of days starting with the first day of the delivery month and ending with the day preceding the first trade day after the NYMEX crude contract expiration date during the delivery month (excluding weekends and holidays), divided by the number of days in the delivery month (excluding weekends and holidays), plus the arithmetic average of the daily settlement price for the prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract, less the arithmetic average of the daily settlement price for the third month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage calculated from the number of days starting with the first trade day after the NYMEX crude contract expiration date during the delivery month and ending with the last day of the delivery month (excluding weekends and holidays), divided by the number of days in the delivery month (excluding weekends and holidays);

“Transportation Expense” means (1) Na Kika Pipeline System non-contract rate from Block 474 to Block 69P, Main Pass; plus (2) Delta Pipeline tariff from Main Pass to Empire, including the 0.2% Loss Allowance; plus (3) Chevron’s Empire fee, including the 0.2% Loss Allowance;

“Loss Allowance” means an amount calculated by multiplying (1) the applicable percentage noted above under the definition of Transportation Expense times (2) the sum of (a) the Actual NYMEX Calendar Month Average WTI Price (CMA) plus (b) the applicable Argus HLS TMA plus (c) applicable Daily Calendar Roll; and

“Quality Bank Impact” means the quality bank impact based on the receipt and delivery of Pectin Midstream LLC’s Delta Pipeline and receipt at Chevron’s Empire Terminal.

2. The Purchase Price adjustment set forth in Section 1.3.1(f) and 1.3.2(g) with respect to each calendar month (or, with respect to the calendar month during which the Closing Time occurs, partial calendar month) shall be (a) calculated beginning May 1, 2026 for each month until the Closing Time occurs (and the month in which the Closing Time occurs may be a calculation in respect of a partial calendar month if the Closing does not occur on the last day of such calendar month), and (b) equal to the following:

(RP – MP) * PA

Where:

RP = Actual Realized Price for the relevant calendar month;

MP = Measurement Price for the relevant calendar month; and

PA = Production Allocation for the relevant calendar month.

Once the foregoing calculation is made for each calendar month or partial calendar month, each such amount shall be aggregated together to determine the Purchase Price adjustment set forth in Section 1.3.1(f) or 1.3.2(g). If such aggregate amount is positive, the result shall be taken into account as an upward adjustment to the Purchase Price under Section 1.3.1(f). If such aggregate amount is negative, the result shall be taken into account as a downward adjustment to the Purchase Price under Section 1.3.2(g).

Exhibit J-2

Purchase and Sale Agreement

Talos Ocho Energy LLC, RE Fund V Holdco II Infrastructure LLC and Shell Offshore Inc.

Bonus Payment

The payment to be made to Seller pursuant to Section 6.8 by each Party constituting Buyer and with respect to each calendar month ending from or after the Closing Date (or, with respect to the calendar month during which the Closing Time occurs, if the Closing Time does not occur on the last day of such calendar month, such partial calendar month, as the payment shall be prorated accordingly) shall be equal to the following:

0.5*[(RP-$60) * PA]

Where:

RP = Actual Realized Price for the relevant calendar month; and

PA = Production Allocation

provided, however, that, if such amount is negative, the payment to be made to Seller pursuant to Section 6.8 with respect to the relevant calendar month shall be zero dollars ($0).

By way of example, if during a particular calendar month, the actual Realized Price for the Production Allocation for such calendar month is $75/bbl., and the aggregate Production Allocation of both Parties constituting Buyer is 100 barrels (with each Buyer’s Production Allocation being 50 barrels), each Party constituting Buyer shall pay an amount to Seller calculated as follows:

0.5* [($75 - $60) * 50] = $375